Exhibit 99.1

RALCORP HOLDINGS, INC.

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF RALCORP HOLDINGS, INC.:

Consolidated Statements of Operations for the years ended September 30, 2012, 2011, and 2010	2

Consolidated Balance Sheets as of September 30, 2012 and 2011	3

Consolidated Statements of Cash Flows for the years ended September 30, 2012, 2011, and 2010	4

Consolidated Statements of Shareholders’ Equity for the years ended September 30, 2012, 2011, and 2010	5

Notes to Consolidated Financial Statements	6-42

ITEM 9A OF RALCORP HOLDINGS, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2012	43-44

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ralcorp Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Ralcorp Holdings, Inc. and its subsidiaries at September 30, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the preparation of the condensed financial statements of guarantors footnote existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2012 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Pastificio Annoni S.p.A., Petri Baking Products, Inc., and Gelit S.r.l. from its assessment of internal control over financial reporting as of September 30, 2012 because they were acquired by the Company in separate purchase business combinations during the fiscal year ended September 30, 2012. We have also excluded Pastificio Annoni S.p.A., Petri Baking Products, Inc., and Gelit S.r.l. from our audit of internal control over financial reporting. Pastificio Annoni S.p.A., Petri Baking Products, Inc., and Gelit S.r.l. combined represent 1% of both total assets and net sales of the related consolidated financial statement amounts as of and for the year ended September 30, 2012.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

November 29, 2012

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions except per share data, shares in thousands)

	Year Ended September 30,
	2012	2011	2010
Net Sales	$4,322.2	$3,787.2	$3,061.0
Cost of goods sold	(3,455.5)	(2,996.0)	(2,427.1)

Gross Profit	866.7	791.2	633.9
Selling, general and administrative expenses	(440.6)	(388.1)	(319.0)
Amortization of intangible assets	(82.3)	(65.6)	(36.6)
Impairment of intangible assets	(30.6)	—	(20.5)
Other operating expenses, net	(40.1)	(11.3)	(36.4)

Operating Profit	273.1	326.2	221.4
Loss on investment in Post	(48.9)	—	—
Interest expense, net	(127.5)	(134.0)	(107.8)

Earnings before Income Taxes	96.7	192.2	113.6
Income taxes	(39.1)	(65.9)	(38.0)

Net Earnings from Continuing Operations	57.6	126.3	75.6
Earnings (Loss) from Discontinued Operations	15.8	(367.5)	133.2

Net Earnings (Loss)	$73.4	$(241.2)	$208.8

Basic Earnings (Loss) per Share
Earnings from continuing operations	$1.04	$2.30	$1.37
Earnings (loss) from discontinued operations	.29	(6.69)	2.42

Net earnings (loss)	$1.33	$(4.39)	$3.79

Diluted Earnings (Loss) per Share
Earnings from continuing operations	$1.03	$2.26	$1.35
Earnings (loss) from discontinued operations	.28	(6.58)	2.39

Net earnings (loss)	$1.31	$(4.32)	$3.74

Weighted Average Shares for Basic Earnings per Share	55,150	54,812	54,933
Dilutive effect of:
Stock options	143	247	308
Restricted stock awards	199	254	189
Stock appreciation rights	654	413	192

Weighted Average Shares for Diluted Earnings per Share	56,146	55,726	55,622

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions except share and per share data)

	September 30,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$307.5	$50.0
Marketable securities	4.5	8.2
Investment in Post Holdings, Inc.	40.4	—
Receivables, net	372.1	349.6
Inventories	432.5	424.1
Deferred income taxes	12.6	15.7
Prepaid expenses and other current assets	17.2	11.8
Current assets of discontinued operations	—	135.3

Total Current Assets	1,186.8	994.7
Property, Net	896.6	783.2
Goodwill	1,417.6	1,160.9
Other Intangible Assets, Net	1,000.1	767.9
Other Assets	37.7	35.8
Noncurrent Assets of Discontinued Operations	—	2,536.7

Total Assets	$4,538.8	$6,279.2

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$292.7	$284.4
Notes payable to banks	41.7	105.0
Current portion of long-term debt	85.7	30.7
Other current liabilities	173.3	192.1
Current liabilities of discontinued operations	—	59.7

Total Current Liabilities	593.4	671.9
Long-term Debt	1,894.1	2,172.5
Deferred Income Taxes	278.7	281.0
Other Liabilities	125.1	129.1
Noncurrent Liabilities of Discontinued Operations	—	459.5

Total Liabilities	2,891.3	3,714.0

Commitments and Contingencies
Shareholders’ Equity
Common stock, par value $.01 per share
Authorized: 300,000,000 shares
Issued: 63,476,635 shares	.6	.6
Additional paid-in capital	1,960.5	1,957.3
Common stock in treasury, at cost (8,437,693 and 8,291,667 shares, respectively)	(359.1)	(338.9)
Retained earnings	78.5	1,026.9
Accumulated other comprehensive loss	(33.0)	(80.7)

Total Shareholders’ Equity	1,647.5	2,565.2

Total Liabilities and Shareholders’ Equity	$4,538.8	$6,279.2

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended September 30,
	2012	2011	2010
Cash Flows from Operating Activities
Net earnings (loss)	$73.4	$(241.2)	$208.8
(Earnings) loss from discontinued operations	(15.8)	367.5	(133.2)

Earnings from continuing operations	57.6	126.3	75.6
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation and amortization	198.8	167.8	111.4
Impairment of intangible assets	30.6	—	20.5
Loss on investment in Post	48.9	—	—
Losses on property	15.4	3.9	6.5
Stock-based compensation expense	15.7	14.8	15.8
Deferred income taxes	(36.3)	31.5	10.0
Contributions to qualified pension plan	—	(17.5)	(26.5)
Other changes in current assets and liabilities, net of effects of business acquisitions:
Decrease (increase) in receivables	20.7	(41.6)	(62.6)
Decrease (increase) in inventories	24.2	(70.3)	(17.1)
Decrease (increase) in prepaid expenses and other current assets	(3.1)	13.7	.5
(Decrease) increase in accounts payable and other current liabilities	(74.4)	96.6	4.5
Other, net	18.5	(4.8)	(17.9)

Net Cash Provided by Operating Activities—Continuing Operations	316.6	320.4	120.7
Net Cash Provided by Operating Activities—Discontinued Operations	40.0	185.3	181.2

Net Cash Provided by Operating Activities	356.6	505.7	301.9

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(699.1)	—	(1,312.0)
Additions to property and intangible assets	(159.8)	(126.4)	(104.7)
Proceeds from sale of property	5.0	.5	.5
Purchase of securities	(1.2)	(21.6)	(22.8)
Proceeds from sale or maturity of securities	7.4	23.4	24.8

Net Cash Used in Investing Activities—Continuing Operations	(847.7)	(124.1)	(1,414.2)
Net Cash Used in Investing Activities—Discontinued Operations	(13.9)	(14.7)	(24.2)

Net Cash Used in Investing Activities	(861.6)	(138.8)	(1,438.4)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	800.0	—	653.2
Repayments of long-term debt	(797.1)	(49.7)	(95.3)
Net (repayments) borrowings under credit arrangements	(124.9)	(298.5)	423.4
Purchases of treasury stock	(37.3)	(1.5)	(115.5)
Proceeds and tax benefits from exercise of stock awards	17.3	13.5	9.4
Changes in book cash overdrafts	2.6	(8.2)	6.5
Other, net	—	(.1)	(.2)

Net Cash (Used) Provided by Financing Activities—Continuing Operations	(139.4)	(344.5)	881.5
Net Cash Provided by Financing Activities—Discontinued Operations	900.0	—	—

Net Cash Provided (Used) by Financing Activities	760.6	(344.5)	881.5

Effect of Exchange Rate Changes on Cash	1.9	(1.7)	1.5

Net Increase (Decrease) in Cash and Cash Equivalents	257.5	20.7	(253.5)
Cash and Cash Equivalents, Beginning of Year	50.0	29.3	282.8

Cash and Cash Equivalents, End of Year	$307.5	$50.0	$29.3

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in millions, shares in thousands)

	Common Stock	Additional Paid-In Capital	Common Stock in Treasury	Retained Earnings	Accum . Other Compre - hensive Loss	Total
Balance, September 30, 2009	$.6	$1,931.4	$(244.8)	$1,059.3	$(40.9)	$2,705.6
Net earnings				208.8		208.8
Benefit plan adjustment, net of $7.4 tax benefit					(12.0)	(12.0)
Cash flow hedging adjustments, net of $4.2 tax expense					4.6	4.6
Foreign currency translation adjustment					12.4	12.4

Comprehensive income						213.8
Purchases of treasury stock (2,000 shares)			(115.5)			(115.5)
Activity under stock and deferred compensation plans (291 shares)		(4.7)	11.5			6.8
Stock-based compensation expense		18.5				18.5

Balance, September 30, 2010	$.6	$1,945.2	$(348.8)	$1,268.1	$(35.9)	$2,829.2
Net loss				(241.2)		(241.2)
Benefit plan adjustment, net of $13.4 tax benefit					(22.3)	(22.3)
Cash flow hedging adjustments, net of $10.9 tax benefit					(18.7)	(18.7)
Foreign currency translation adjustment					(3.8)	(3.8)

Comprehensive loss						(286.0)
Purchases of treasury stock (15 shares)			(1.5)			(1.5)
Activity under stock and deferred compensation plans (272 shares)		(1.5)	11.4			9.9
Stock-based compensation expense		13.6				13.6

Balance, September 30, 2011	$.6	$1,957.3	$(338.9)	$1,026.9	$(80.7)	$2,565.2
Net earnings				73.4		73.4
Benefit plan adjustment, net of $8.1 tax expense					7.9	7.9
Cash flow hedging adjustments, net of $6.0 tax expense					13.3	13.3
Foreign currency translation adjustment					15.4	15.4

Comprehensive loss						110.0
Purchases of treasury stock (547 shares)			(37.3)			(37.3)
Activity under stock and deferred compensation plans (401 shares)		(10.9)	17.1			6.2
Stock-based compensation expense		14.1				14.1
Spin-off of Post cereals business				(1,021.8)	11.1	(1,010.7)

Balance, September 30, 2012	$.6	$1,960.5	$(359.1)	$78.5	$(33.0)	$1,647.5

See accompanying Notes to Consolidated Financial Statements

RALCORP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – Unless otherwise indicated, “Ralcorp” and “the Company” are used interchangeably to refer to Ralcorp Holdings, Inc. or to Ralcorp Holdings, Inc. and its consolidated subsidiaries, as appropriate to the context. In addition, unless otherwise indicated, all references to years refer to Ralcorp’s fiscal year ended September 30.

The accompanying consolidated financial statements of Ralcorp and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries with the exception of Ralcorp Receivables Corporation prior to 2011. On October 1, 2010, Ralcorp prospectively adopted the accounting standard update requiring former qualifying special purpose entities to be evaluated for consolidation. As such, beginning with 2011, the Company’s consolidated balance sheet and statement of operations reflect the activity of Ralcorp Receivables Corporation (see Note 14), and the cash flows from related borrowings and repayments are now presented as cash flows from financing activities. All significant intercompany accounts and transactions have been eliminated.

Effective February 3, 2012, Ralcorp completed the separation of the Post cereals business (formerly, the Branded Cereal Products segment), which is reported as discontinued operations in the accompanying financial statements. All amounts related to discontinued operations are excluded from the notes to consolidated financial statement unless otherwise indicated. See Note 4 for additional information about discontinued operations.

Estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.

Cash Equivalents include all highly liquid investments with original maturities of less than three months.

Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which the Company does not ultimately expect to collect. The Company calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as “at risk.” A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon the Company’s evaluation of the customer’s solvency. The Company’s primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or “at risk” customers. At September 30, 2012 and 2011, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 11).

Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales.

Derivative Financial Instruments and Hedging – The Company enters into derivative contracts as hedges. Earnings impacts for all hedges are reported in the statement of operations within the same line item as the gain or loss on the item or transaction being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. Hedge accounting is only applied when the qualifying criteria are met, including the requirement that the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. For a fair value hedge of a recognized asset or liability or unrecognized firm commitment, the entire change in fair value of the derivative is recorded in earnings as incurred, along with a corresponding change in fair value of the hedged item. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income (loss) in the balance sheet until the transaction is realized, at which time any deferred hedging gains or losses are recorded in earnings. Certain derivative contracts do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used as economic hedges of exposures to changes in commodity costs, currency exchange rates, or interest rates. Realized and unrealized gains and losses on such contracts related to raw material purchases are recognized in earnings at a corporate level but not allocated to affect segment operating profit until the hedged exposure affects earnings. For more information about the Company’s hedging activities, see Note 12.

Property is recorded at cost, and depreciation expense is provided on a straight-line basis over the estimated useful lives of the properties. With a few minor exceptions, estimated useful lives are up to 15 years for machinery and equipment and up to 30 years for buildings and leasehold improvements. Leasehold improvements are depreciated over the remaining original lease term. Total depreciation expense was $116.5, $102.2, and $74.8 in 2012, 2011, and 2010, respectively. Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2012	2011
Land	$35.1	$29.9
Buildings and leasehold improvements	298.8	249.7
Machinery and equipment	1,198.3	1,060.6
Construction in progress	83.0	84.1

	1,615.2	1,424.3
Accumulated depreciation	(718.6)	(641.1)

	$896.6	$783.2

Other Intangible Assets consist of computer software purchased or developed for internal use and customer relationships, trademarks, computer software, and miscellaneous intangibles acquired in business combinations (see Note 4Note 3). Amortization expense related to intangible assets is provided on a straight-line basis over the estimated useful lives of the assets. For the intangible assets recorded as of September 30, 2012, amortization expense of $78.8, $75.3, $72.8, $70.1 and $68.8 is scheduled for 2013, 2014, 2015, 2016, and 2017, respectively. Other intangible assets consisted of:

	September 30, 2012			September 30, 2011
	Carrying	Accum.	Net	Carrying	Accum.	Net
	Amount	Amort.	Amount	Amount	Amort.	Amount
Subject to amortization:
Computer software	$71.9	$(41.8)	$30.1	$75.3	$(46.2)	$29.1
Customer relationships	937.1	(216.3)	720.8	683.0	(152.4)	530.6
Trademarks/brands	36.0	(13.5)	22.5	35.5	(11.1)	24.4
Other	61.9	(16.0)	45.9	13.1	(10.1)	3.0

	1,106.9	(287.6)	819.3	806.9	(219.8)	587.1
Not subject to amortization:
Trademarks/brands	180.8	—	180.8	180.8	—	180.8

	$1,287.7	$(287.6)	$1,000.1	$987.7	$(219.8)	$767.9

Recoverability of Assets – The Company continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, and goodwill. A qualitative step zero assessment of indefinite life assets (including goodwill and brand trademarks) is performed during the fourth quarter in conjunction with the annual budgeting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset. In general, an asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount. The Company estimates the fair value of its trademarks (intangible asset) using an income-based approach (the relief-from-royalty method). In the fourth quarter of 2012, the Company performed the qualitative assessment allowed by ASU No. 2012-02 and identified one trademark with a carrying value of $6.6 that required a step one analysis. Completion of this analysis determined that no impairment loss was required as the fair value using the relief-from-royalty method exceeded the recorded carrying value by approximately 9%. Assumptions in this calculation included a discount rate of 8.6%, a royalty rate of 7.5%, and a perpetuity growth rate of 2%.

During the fourth quarter of 2012, an impairment charge of $2.1 was recorded related to customer relationship intangible assets in the Cereal Products segment (included in “Impairment of intangible assets”). In the fourth quarter, a new management team over the Bloomfield business was named, which initiated a comprehensive business review. This review resulted in rationalizing the customer base to maximize profitability and ultimately resulted in terminating relationships with certain customers. These decisions, as well as reduced expectations for how quickly revenue could be replaced from lost customers, resulted in specific customer relationship intangible assets becoming impaired because the relationships were terminated in the fourth quarter.

See Note 3 for more information on trademark impairment losses included in discontinued operations.

These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 13. See Note 5 for information about goodwill impairments.

Investments – The Company funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management’s intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in “Other Assets.” Both realized and unrealized gains and losses on these assets are included in “Selling, general and administrative expenses” and offset the related effects of changes in the fair value of the deferred compensation liability.

Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales (including amounts billed to customers for shipping and handling) less sales discounts and allowances (including promotional price buy downs, and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customers’ redemption history.

Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in “Selling, general, and administrative expenses.” Storage and other warehousing costs totaled $116.1, $99.4, and $79.0 in 2012, 2011, and 2010, respectively.

Advertising costs are expensed as incurred except for costs of producing media advertising such as television commercials or magazine advertisements, which are deferred until the first time the advertising takes place. The amount reported as assets on the balance sheet was insignificant as of September 30, 2012 and 2011.

Stock-based Compensation – The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the fair value of those awards (determined at grant date for equity awards and at each quarterly reporting date for liability awards). That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). See Note 18 for disclosures related to stock-based compensation.

Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance is established against deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with the Company’s tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. In calculating the windfall tax benefit of stock-based compensation awards, the Company compares the recorded deferred tax asset with the incremental tax benefit of the deduction (including the effect of the Internal Revenue Code’s Section 199 deduction). See Note 6 for disclosures related to income taxes.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.

NOTE 2 – RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” This update establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update did not have an effect on the Company’s financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in shareholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this update is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income: Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” This ASU indefinitely defers the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income as set forth in ASU No. 2011-05. ASU No. 2011-12 has the same effective date as the unaffected provisions of ASU No. 2011-05, for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. As this update is merely a deferral, it will have no impact on our financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation – Retirement Benefits – Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan,” which provides new requirements for the disclosures that an employer should provide related to its participation in multiemployer pension plans. Plans of this type are commonly used by employers to provide benefits to union employees that may work for multiple employers during their working life and thereby accrue benefits in one plan for their retirement. The revised disclosures provide users of financial statements with additional information about the plans in which an employer participates, the level of an employer’s participation in the plans, and financial health of significant plans. The amendment is effective for fiscal years ending after December 15, 2011. Accordingly, Ralcorp adopted this guidance in 2012. The adoption of this update is for disclosure purposes only and did not have an effect on the Company’s financial position, results of operations or cash flows. See Note 16.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment,” which is intended to simplify how an entity tests other intangible assets for impairment by allowing companies to perform a qualitative assessment to test their indefinite-lived intangible assets for impairment. The amendments in this ASU allow an entity the option to first perform a qualitative assessment to determine whether it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If an entity determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if an entity concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any. The guidance also includes examples of the types of factors to consider in conducting the qualitative assessment. The qualitative assessment for an indefinite-lived asset focuses on the events and circumstances that, individually or in the aggregate, could affect the significant inputs used in the fair value measurement of the asset. Both negative and positive evidence should be evaluated to determine whether it is more likely than not that the asset is impaired. Prior to this ASU, entities were required to test indefinite-lived intangible assets for impairment, on at least an annual basis, by first comparing the fair value of an asset to its carrying amount. If the carrying amount of the intangible asset exceeded its fair value, an impairment loss was recognized for the amount of the excess. The amendments must be adopted for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012; however, the Company elected to adopt this ASU on September 30, 2012, as permitted by the standard. Because the measurement of a potential impairment loss has not changed, the amended standards did not have an effect on the Company’s financial position, results of operations or cash flows.

NOTE 3 – DISCONTINUED OPERATIONS

On February 3, 2012, the Company separated its Post cereals business (formerly, the Branded Cereal Products segment) into a new, publicly traded company (the “Spin-Off”) called Post Holdings, Inc. (“Post”). The Spin-Off was completed by a pro rata distribution of approximately 80.3% of the outstanding shares of Post common stock to holders of Ralcorp common stock, with the Company retaining approximately 6.8 million shares or 19.7% of the Post common stock outstanding at February 3, 2012 (the “Post Retained Shares”). The investment in Post was classified as “available-for-sale securities” in accordance with ASC 320, which requires the investment to be marked to market with unrealized gains and losses recorded in accumulated other comprehensive income until realized or until losses are deemed to be other-than-temporary. In September 2012, and as more fully described in Note 14, the Company entered into an agreement whereby the Post Retained Shares were to be monetized via the exchange of these shares with certain debt holders in partial satisfaction of certain short-term debt outstanding. As a result of this agreement, the ownership of Post common stock was reduced to approximately 1.3 million shares as of September 30, 2012. On October 3, 2012 (fiscal 2013), the remaining Post Retained Shares were exchanged with the same debt holders in full satisfaction of the remaining short-term debt outstanding.

For U.S. federal income tax purposes, the distribution of shares of Post common stock in the Spin-Off is tax-free to Ralcorp and its shareholders, except with respect to cash received by Ralcorp shareholders in lieu of a fractional share, and the Company received a ruling from the Internal Revenue Service regarding the tax-free nature of the Spin-Off. Ralcorp received a total of $900 in cash in the Spin-Off transactions.

The Company’s investment does not provide the Company the ability to influence the operating or financial policies of Post and accordingly does not constitute significant continuing involvement. Furthermore, while the Company is a party to a separation agreement and various other agreements relating to the separation, including a transition services agreement (“TSA”), a tax matters agreement, an employee matters agreement and certain other commercial agreements, the Company has determined that the continuing cash flows generated by these agreements, which are expected to be eliminated within two years, and its investment in Post common stock do not constitute significant continuing involvement in the operations of Post. Accordingly, the net assets, operating results, and cash flows of Ralcorp’s Post cereals business are presented separately as discontinued operations for all periods presented.

Post is now a stand-alone public company which separately reports its financial results. Due to differences between the basis of presentation for discontinued operations and the basis of presentation as a stand-alone company, the financial results of the Post cereals business included within discontinued operations for the Company may not be indicative of actual financial results of Post as a stand-alone company.

In connection with the Spin-Off, the Company recorded a $1,012.8 charge to retained earnings in the quarter ended March 31, 2012. In the fourth quarter of 2012, the Company identified $11.2 of deferred tax assets related to Post, $9.0 of which should have been eliminated and charged to retained earnings at the date of the Spin-Off and $2.2 of which should have increased the carrying value of the investment in Post at the date of the Spin-Off. Those effects should have been reflected in the balance sheets as of March 31, 2012 and June 30, 2012. All adjustments to correct for this matter have been recorded at September 30, 2012.

The results of the Post cereals business included in discontinued operations for the years ended September 30, 2012, 2011 and 2010 are summarized in the following table. Post transition, integration and separation costs are primarily professional services fees directly related to the Spin-Off transactions in 2012 and 2011 and transition and integration costs in 2010 following the August 2008 acquisition of Post.

	2012	2011	2010
Net sales	$301.0	$953.8	$987.5
Impairment of intangible assets	—	(557.5)	(19.4)
Post transition, integration and separation costs	(16.3)	(2.8)	(7.7)
Operating profit (loss)	30.3	(350.4)	200.5
Earnings (loss) before income taxes	30.3	(350.4)	200.5
Income taxes	(14.5)	(17.1)	(67.3)
Earnings (loss) from discontinued operations, net of income taxes	15.8	(367.5)	133.2

Subsequent to the Spin-Off, Ralcorp continues to sell (purchase) certain products to (from) Post. The amounts of the intercompany revenues (costs) associated with such activities before the Spin-Off were as follows:

	2012	2011	2010
Intercompany net sales	$1.0	$.1	$.6
Intercompany costs and expenses	(6.1)	(14.4)	(9.2)

At September 30, 2012, there are no remaining assets or liabilities of Post reflected in the consolidated balance sheet. At September 30, 2011, the major components of assets and liabilities of discontinued operations were as follows:

Current Assets
Receivables, net	$60.8
Inventories	66.6
Deferred income taxes	3.9
Prepaid expenses and other current assets, net	4.0

Total Current Assets	135.3
Property, Net	412.1
Goodwill	1,375.2
Other Intangibles Assets, Net	748.6
Other Assets	.8

Total Assets	$2,672.0

Current Liabilities
Accounts payable	$28.8
Other current liabilities	30.9

Total Current Liabilities	59.7
Deferred Income Taxes	354.6
Other Liabilities	104.9

Total Liabilities	$519.2

During the fourth quarter of 2011, a trademark impairment loss of $106.6 was recognized primarily related to the Post Honey Bunches of Oats, Post Selects, and Post trademarks in the Branded Cereal Products segment. Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the trademark impairment. In June 2011, a trademark impairment loss of $32.1 was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands (Level 3 of the fair value hierarchy). These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led the Company to lower assumed royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.

During the fourth quarter of 2011, the Company conducted an impairment test on Branded Cereal Products goodwill acquired in 2008 as part of the Post Foods acquisition. In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review during this time. Based upon the review of the Post cereal business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. As a result of the revised business outlook of the new Post management team, a “step one” goodwill impairment analysis was performed. Because Post’s carrying value was determined to be in excess of its fair value in the step one analysis, the Company was required to perform “step two” of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires the allocation of the fair value determined in the step one analysis to the individual assets and liabilities of the reporting unit. Any remaining fair value represents the implied fair value of goodwill on the testing date. Based on the step two analysis, Ralcorp recorded a pre-tax, non-cash impairment charge of $418.8 to reduce the carrying value of goodwill to its estimated fair value. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA and revenue multiples and expected present value of future cash flows using revised forecasts based on the additional strategic steps that new Post management determined were necessary for the business (Level 3 of the fair value hierarchy).

The most significant components of the net noncurrent deferred tax liabilities of discontinued operations at September 30, 2011 were intangible assets ($290.8) and property ($106.3).

NOTE 4 – BUSINESS COMBINATIONS

Fiscal 2012

On October 3, 2011, Ralcorp completed the acquisition of the North American private-brand refrigerated dough business of Sara Lee Corporation (“Refrigerated Dough”). Refrigerated Dough is a leading manufacturer and distributor of a full range of private-brand refrigerated dough products in the United States. To fund the transaction, Ralcorp entered into a credit agreement consisting of a $550 term loan (see Note 14) that was repaid with a portion of the proceeds generated in connection with the separation of its Post cereals business (see Note 3). Refrigerated Dough, included in the Frozen Bakery Products segment, employs approximately 700 people and has manufacturing and distribution facilities in Carrollton, Texas and Forest Park, Georgia. The assigned goodwill is deductible for tax purposes. The purchase price allocation included $259.6 of customer relationships, trademarks, and other intangibles subject to amortization over a weighted-average amortization period of approximately 15 years. Net sales and operating profit included in the consolidated statement of operations related to this acquisition were $312.5 and $35.8, respectively, for year ended September 30, 2012. Operating profit is net of amortization expense totaling $17.4 in 2012.

On December 28, 2011, Ralcorp completed the acquisition of Pastificio Annoni S.p.A. (“Annoni”), a pasta manufacturer located in Bergamo, Italy. Annoni operates as a part of the Pasta segment. The assigned goodwill is not deductible for tax purposes. The purchase price allocation included $4.6 of customer relationships subject to amortization over a weighted-average amortization period of 10 years. Net sales and operating profit included in the consolidated statement of operations related to this acquisition were $8.7 and $.2, respectively, for the year ended September 30, 2012. Operating profit is net of amortization expense totaling $.3 in 2012.

On May 22, 2012, Ralcorp completed the acquisition of Petri Baking Products, Inc. (“Petri”), a leading producer of private-brand wire-cut cookies located in Silver Creek, New York. Petri operates as a part of the Snacks, Sauces and Spreads segment. The assigned goodwill is deductible for tax purposes. The purchase price allocation included $27.6 of customer relationships subject to amortization over a weighted-average amortization period of 12 years. Net sales and operating profit included in the consolidated statement of operations related to this acquisition were $24.6 and $2.9, respectively, for the year ended September 30, 2012. Operating profit is net of amortization expense totaling $.8 in 2012.

On June 17, 2012, Ralcorp completed the acquisition of Gelit S.r.l. (“Gelit”), a leading producer of private-brand, frozen ready meals, located in Cisterna di Latina, Italy. Gelit operates as a part of the Pasta segment. The assigned goodwill is deductible for tax purposes. The purchase price allocation included $13.9 of customer relationships subject to amortization over a weighted-average amortization period of 10 years. Net sales and operating profit included in the consolidated statement of operations related to this acquisition were $11.5 and $.4, respectively, for the year ended September 30, 2012. Operating profit is net of amortization expense totaling $.4 in 2012.

Each of the acquisitions was accounted for using the purchase method of accounting, whereby the results of operations of each of the following acquisitions are included in the consolidated statements of operations from the date of acquisition. The purchase price was allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table. For each acquisition, the goodwill is attributable to the assembled workforce of the acquired business and the significant synergies and opportunities expected from the combination of the acquired business with the existing Ralcorp businesses. Certain estimated values are not yet finalized with respect to the Annoni, Petri and Gelit acquisitions, primarily deferred tax assets and liabilities, and are subject to change once additional information is obtained (but no later than one year from the applicable acquisition date).

	Refrigerated Dough	Annoni	Petri	Gelit
Cash	$—	$.9	$.9	$4.8
Receivables	14.3	7.8	5.2	11.2
Inventories	22.9	.5	2.5	5.6
Other current assets	—	—	.2	.4
Property	62.7	4.0	10.0	26.4
Goodwill	216.5	8.6	43.8	10.3
Other intangible assets	259.6	4.6	27.6	13.9
Other assets	—	—	—	.2

Total assets acquired	576.0	26.4	90.2	72.8

Accounts payable	(14.2)	(3.8)	(2.5)	(8.8)
Other current liabilities	(8.4)	(2.6)	(.5)	(6.2)
Other liabilities	(1.4)	(3.1)	(.5)	(7.7)

Total liabilities assumed	(24.0)	(9.5)	(3.5)	(22.7)

Net assets acquired	$552.0	$16.9	$86.7	$50.1

Fiscal 2010

On May 31, 2010, the Company acquired J.T. Bakeries Inc., a leading manufacturer of high-quality private-brand and co-branded gourmet crackers in North America, and North American Baking Ltd., a leading manufacturer of premium private-brand specialty crackers in North America. These businesses operate plants in Kitchener and Georgetown, Ontario and are included in Ralcorp’s Snacks, Sauces & Spreads segment. On June 25, 2010, the Company acquired Sepp’s Gourmet Foods Ltd., a leading manufacturer of foodservice and private-brand frozen griddle products. Sepp’s has operations in Delta, British Columbia and is included in Ralcorp’s Frozen Bakery Products segment. Net sales and operating profit included in the consolidated statement of operations related to these three acquisitions were $46.6 and $2.0, respectively, for the year ended September 30, 2010. Operating profit is net of amortization expense totaling $1.2 in 2010. The related goodwill is not deductible for tax purposes.

On July 27, 2010, the Company completed the purchase of American Italian Pasta Company (“AIPC”), which is reported in Ralcorp’s Pasta segment. Ralcorp acquired all of the outstanding shares of AIPC common stock for $53.00 per share in cash. The related goodwill is not deductible for tax purposes. AIPC has four plants that are located in Columbia, South Carolina; Excelsior Springs, Missouri; Tolleson, Arizona; and Verolanuova, Italy. Acquired identifiable intangible assets consist of $372.2 of customer relationships with a weighted-average life of 16 years and $193.0 of trademarks of which $180.8 have indefinite lives and $12.2 have a weighted-average life of 15 years. Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $3.9 higher than the historical manufacturing cost of the inventory. All of the $3.9 inventory valuation adjustment was recognized in cost of products sold during 2010.

Each of the acquisitions was accounted for using the purchase method of accounting, whereby the results of operations are included in the consolidated statements of operations from the date of acquisition. The purchase price was allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table. For each acquisition, the goodwill is attributable to the assembled workforce of the acquired business and the significant synergies and opportunities expected from the combination of the acquired business with existing Ralcorp businesses.

	AIPC	Other
Cash	$39.4	$1.7
Receivables	42.9	11.5
Inventories	48.1	7.3
Other current assets	21.0	1.0
Property	252.2	55.5
Goodwill	534.1	54.8
Other intangible assets	568.2	42.7
Other assets	1.1	—

Total assets acquired	1,507.0	174.5

Accounts payable	(24.1)	(11.5)
Other current liabilities	(29.9)	(1.3)
Deferred income taxes	(238.3)	(16.6)
Other liabilities	(4.9)	(1.3)

Total liabilities assumed	(297.2)	(30.7)

Net assets acquired	$1,209.8	$143.8

Merger and Integration Costs

During the years ended September 30, 2012, 2011, and 2010, the Company recorded $10.4, $2.5, and $25.4, respectively, of expense related to completed or potential acquisitions. In 2012, those costs relate primarily to the integration of Refrigerated Dough, including professional services fees and a one-time finished goods inventory revaluation adjustment. In 2011, those expenses included primarily service fees related to the acquisition of Refrigerated Dough. In 2010, those expenses included professional services fees and a finished goods inventory revaluation adjustment related to the AIPC transaction, and severance costs related to all four 2010 acquisitions. These merger and integration costs were included in the consolidated statements of operations as follows:

	2012	2011	2010
Cost of goods sold	$1.6	$—	$3.9
Selling, general and administrative expenses	4.2	.6	—
Other operating expenses, net	4.6	1.9	21.5

	$10.4	$2.5	$25.4

Pro Forma Information

The following unaudited pro forma information presents Ralcorp’s results of operations as if the 2012 acquisitions had been completed as of the beginning of 2011 and the 2010 acquisitions had been completed as of the beginning of 2009. The acquirees’ pre-acquisition results have been added to Ralcorp’s historical results, and the totals have been adjusted for the pro forma effects of amortization of intangible assets recognized as part of the business combinations, interest expense (which assumes that debt is incurred for the purchase price at the Company’s weighted-average interest rate), and related income taxes. These pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	2012	2011	2010
Net sales	$4,395.1	$4,200.9	$3,606.9
Earnings from continuing operations	$59.0	$126.6	$109.0
Basic earnings per share	$1.07	$2.30	$1.98
Diluted earnings per share	$1.05	$2.27	$1.95

NOTE 5 – GOODWILL

The changes in the carrying amount of goodwill by reportable segment were as follows:

	Cereal Products	Snacks, Sauces & Spreads	Frozen Bakery Products	Pasta	Total
Balance, September 30, 2010
Goodwill (gross)	$47.2	$293.5	$367.7	$522.7	$1,231.1
Accumulated impairment losses	—	(79.5)	—	—	(79.5)

Goodwill (net)	$47.2	$214.0	$367.7	$522.7	$1,151.6
Purchase price allocation adjust.	—	—	.1	11.4	11.5
Income tax adjustments	—	—	(.4)	—	(.4)
Currency translation adjustment	—	(.7)	(1.1)	—	(1.8)

Balance, September 30, 2011
Goodwill (gross)	$47.2	$292.8	$366.3	$534.1	$1,240.4
Accumulated impairment losses	—	(79.5)	—	—	(79.5)

Goodwill (net)	$47.2	$213.3	$366.3	$534.1	$1,160.9
Goodwill acquired	—	43.8	216.5	18.9	279.2
Impairment loss	(28.5)	—	—	—	(28.5)
Goodwill transfer	(9.0)	9.0	—	—	—
Currency translation adjustment	—	2.7	3.2	.1	6.0

Balance, September 30, 2012
Goodwill (gross)	$38.2	$348.3	$586.0	$553.1	$1,525.6
Accumulated impairment losses	(28.5)	(79.5)	—	—	(108.0)

Goodwill (net)	$9.7	$268.8	$586.0	$553.1	$1,417.6

Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of 2011, Ralcorp adopted ASU No. 2011-8, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each year, beginning with 2011, following the annual budgeting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an assessment of each reporting unit to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, a “step one” goodwill impairment test is performed. The “step one” goodwill impairment test requires an estimate of the fair value of the reporting unit and certain assets and liabilities.

An assessment of goodwill is performed during the fourth quarter in conjunction with the annual forecasting process. In addition, goodwill is reassessed as needed when information becomes available that is believed to negatively impact the fair market value of a reporting unit. In the fourth quarter of 2012, a non-cash charge of $28.5 was recorded related to goodwill for the Bloomfield reporting unit in the Cereal Products segment. The Bloomfield reporting unit was impacted by the loss of a significant customer, which led to lower than expected earnings in 2012. The customer loss led to the closure of the Los Alamitos, California facility in the second quarter of 2012 which was expected to help offset the reduction in revenue. In the fourth quarter, a new management team over the Bloomfield business was named, which initiated a comprehensive business review. This review resulted in rationalizing the customer base to maximize profitability and ultimately resulted in terminating relationships with certain customers. These decisions, as well as reduced expectations for how quickly revenue could be replaced from lost customers, resulted in lowering the financial outlook for the business. Due to these reduced expectations, the fair value of the business was reduced resulting in the goodwill impairment. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA multiples and expected present value of future cash flows using revised forecasts (Level 3 of the fair value hierarchy). In addition, specific customer relationship intangible assets became impaired because the relationships were terminated in the fourth quarter (see Note 1). In conjunction with the rescaling of the Bloomfield operations, production of certain cracker and cookie products was transferred to the Bremner reporting unit (included in Snacks, Sauces and Spreads). As a result of this decision, goodwill of $9.0 was transferred from the Bloomfield reporting unit to the Bremner reporting unit.

The 2011 goodwill impairment assessment did not identify any reporting unit with an estimated fair value less than its carrying value.

During 2010, a goodwill impairment loss of $20.5 was recognized in the Snacks, Sauces & Spreads segment related to the Linette (chocolate) reporting unit, resulting in an adjusted goodwill balance of zero for this reporting unit. Factors culminating in the impairment included lower sales to a major customer, the inability to quickly replace the lost volume (including a decision by a major retailer to delay potential new product offerings), and changes in anticipated ingredient cost trends, leading to shortfalls in EBITDA relative to forecasts. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA multiples and expected present value of future cash flows using revised forecasts.

These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 13. The goodwill impairment losses are aggregated with other intangible asset losses in “Impairment of intangible assets.”

NOTE 6 – INCOME TAXES

The provision for income taxes consisted of the following:

	2012	2011	2010
Current:
Federal	$76.5	$111.2	$105.8
State	8.1	19.6	.6
Foreign	2.1	1.1	1.0

	86.7	131.9	107.4

Deferred:
Federal	(16.3)	(34.2)	.6
State	(13.4)	(15.1)	(3.4)
Foreign	(3.4)	.4	.7

	(33.1)	(48.9)	(2.1)

Total provision for income taxes	$53.6	$83.0	$105.3

The foreign deferred income taxes shown above include benefits of operating loss carryforwards of $.4, $.2, and $7.7 in 2012, 2011, and 2010, respectively.

Income tax expense is included in the financial statements as follows:

	2012	2011	2010
Continuing operations	$39.1	$65.9	$38.0
Discontinued operations	14.5	17.1	67.3

	$53.6	$83.0	$105.3

A reconciliation of income taxes for continuing operations with amounts computed at the statutory federal rate follows:

	2012	2011	2010
Computed tax at federal statutory rate (35%)	$33.8	$67.3	$39.8
Non-deductible loss on investment in Post	17.1	—	—
Domestic production activities deduction	(5.5)	(4.6)	(4.8)
State income taxes, net of federal tax benefit	(5.0)	1.3	1.1
Adjustments to reserve for uncertain tax positions	.9	.7	.2
Other, net (none in excess of 5% of computed tax)	(2.2)	1.2	1.7

	$39.1	$65.9	$38.0

The effective tax rate for continuing operations was 40.4%, 34.3%, and 33.5% for fiscal 2012, 2011, and 2010, respectively. As shown in the related reconciliation above, the effective rate was significantly affected by the non-deductible accounting loss on the investment in Post Holdings, Inc. State income taxes for all three years, but especially fiscal 2012, were reduced by adjustments to deferred income tax assets and liabilities related to changes in blended state tax rates due to changes in apportionment and enacted future tax rates. Fiscal 2012 state deferred taxes reflect the benefit of approximately $3.5 of adjustments for enacted future changes in tax rates.

A reconciliation of income taxes on discontinued operations with amounts computed at the statutory federal rate follows:

	2012	2011	2010
Computed tax at federal statutory rate (35%)	$10.6	$(122.7)	$70.1
Non-deductible goodwill impairment	—	146.6	—
Non-deductible transaction costs	2.5	—	—
Domestic production activities deduction	(1.4)	(7.3)	(4.5)
State income taxes, net of federal tax benefit	.7	.4	1.8
Other, net (none in excess of 5% of computed tax)	2.1	.1	(.1)

	$14.5	$17.1	$67.3

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) of continuing operations were as follows:

	September 30, 2012			September 30, 2011
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued liabilities	$11.5	$—	$11.5	$11.9	$—	$11.9
Inventories	7.7	—	7.7	2.1	—	2.1
Other items	—	(6.6)	(6.6)	1.7	—	1.7

	19.2	(6.6)	12.6	15.7	—	15.7

Noncurrent:
Property	—	(129.4)	(129.4)	—	(131.6)	(131.6)
Intangible assets	—	(221.0)	(221.0)	—	(238.6)	(238.6)
Pension and other postretirement benefits	21.6	—	21.6	22.0	—	22.0
Deferred and stock-based compensation	31.8	—	31.8	34.9	—	34.9
Insurance reserves	2.0	—	2.0	3.8	—	3.8
NOL and tax credit carryforwards	13.8	—	13.8	25.3	—	25.3
Other items	6.5	—	6.5	6.9	—	6.9

	75.7	(350.4)	(274.7)	92.9	(370.2)	(277.3)

Total deferred taxes	94.9	(357.0)	(262.1)	108.6	(370.2)	(261.6)
Valuation allowance (noncurrent)	(4.0)	—	(4.0)	(3.7)	—	(3.7)

Net deferred taxes	$90.9	$(357.0)	$(266.1)	$104.9	$(370.2)	$(265.3)

As of September 30, 2012, the Company had state operating loss carryforwards totaling approximately $50.7, of which approximately $4.3, $2.2, and $44.2 have expiration dates in 2013-2017, 2018-2022, and 2023-2032, respectively. As of September 30, 2012, the Company had state tax credit carryforwards totaling approximately $7.7, of which approximately $3.8 have no expiration date and $3.9 have expiration dates in 2012-2025.

As of September 30, 2012, the Company had foreign operating loss carryforwards totaling approximately $9.9, of which approximately $2.6 have no expiration date and approximately $7.3 have expiration dates in 2028-2031. Due to the uncertainty of the realization of certain tax carryforwards, the Company carried a valuation allowance against these carryforward benefits in the amount of approximately $.1 and $.7 as of

September 30, 2012 and 2011, respectively, which were management’s estimates of the amounts of related deferred tax assets that were not more likely than not to be realized.

For each of fiscal years 2012, 2011, and 2010, total foreign income from continuing operations before income taxes was less than $10.0. The Company considers foreign earnings to be permanently invested outside of the United States and as a result has recorded a valuation allowance against the foreign tax credit for foreign taxes paid of $3.9, $3.0, and $3.2 as of September 30, 2012, 2011, and 2010, respectively.

Unrecognized tax benefits for uncertain tax positions and related accrued interest totaled approximately $2.0 at September 30, 2009. Along with minor adjustments in fiscal 2010, the Company recorded $2.7 for acquired businesses, resulting in a total reserve of $4.9 at September 30, 2010. Minor adjustments increased the total amount to approximately $5.6 as of September 30, 2011. Minor adjustments increased the total amount to approximately $6.5 as of September 30, 2012, all of which would affect the effective tax rate for continuing operations if recognized. Federal returns for tax years after September 30, 2008 remain subject to examination, along with various state returns for the past two to six years and various foreign returns for the past six years. Two state uncertainties are currently being addressed with state taxing authorities and are expected to be resolved within the next 12 months, so related unrecognized tax benefits totaling $1.3 were classified as “Other current liabilities” on the balance sheet as of September 30, 2012, while approximately $5.2 of unrecognized tax benefits were classified in “Other Liabilities.”

NOTE 7 – AMOUNTS RELATED TO PLANT CLOSURES AND RESTRUCTURING

During the quarter ended September 30, 2012, the Company announced plans to close the Delta, British Columbia manufacturing facility of the Frozen Bakery Products segment. Production was transferred to other plants within the Frozen Bakery Products segment. The project is expected to be completed by December 31, 2012.

During the quarter ended March 31, 2012, the leased manufacturing facility of the Bloomfield business in Los Alamitos, California was closed after relinquishing co-manufacturing business that did not meet minimum margin requirements. The Company has moved the majority of remaining production to, and is rescaling its co-manufacturing operations at, a nearby facility within the Cereal Products segment with the remainder of production moved to the Snacks, Sauces & Spreads segment. The project was substantially completed as of September 30, 2012.

Also during the quarter ended March 31, 2012, management finalized a plan to close the Poteau, Oklahoma manufacturing facility of the Snacks, Sauces & Spreads segment. The plant’s production of crackers and cookies have been transferred to the Company’s cracker and cookie plant in Princeton, Kentucky to realize cost savings through capacity rationalization. The project was substantially completed as of September 30, 2012, pending the sale of the property and equipment.

Property associated with plants in Billerica, Massachusetts and Blue Island, Illinois (closed in 2008 and 2007, respectively) were sold in September 2012 and November 2012 (fiscal 2013), respectively. During 2012, the Company continued to incur impairment losses resulting from declines in the real estate market, as well as continuing costs of ownership.

During the quarter ended June 30, 2011, the Richmond Hill, Ontario manufacturing facility of the Frozen Bakery Products segment was closed to realize cost savings through capacity rationalization. The closure was substantially completed by September 30, 2011.

Amounts related to plant closures are shown in the following table. Costs are recognized in “Other operating expenses” in the statements of operations, and are not included in the measure of segment performance for any segment. There were no significant liability balances related to plant closure activities at September 30, 2012 or September 30, 2011.

	Year Ended September 30,			Cumulative as of Sept. 30, 2012	Total Expected to be Incurred
	2012	2011	2010
Los Alamitos:
Employee termination benefits	$.6	$—	$—	$.6	$.6
Losses on property	4.8	—	—	4.8	4.8
Other associated costs	5.6	—	—	5.6	5.7

Total Los Alamitos	11.0	—	—	11.0	11.1

Poteau:
Employee termination benefits	1.9	—	—	1.9	1.9
Losses on property	6.3	—	—	6.3	6.3
Other associated costs	.9	—	—	.9	1.8

Total Poteau	9.1	—	—	9.1	10.0

Richmond Hill:
Employee termination benefits	—	.8	—	.8	.8
Losses on property	—	.3	—	.3	.3
Other associated costs	—	1.0	—	1.0	1.0

Total Richmond Hill	—	2.1	—	2.1	2.1

Delta:
Employee termination benefits	1.3	—	—	1.3	1.5
Losses on property	1.0	—	—	1.0	1.0
Other associated costs	—	—	—	—	2.3

Total Delta	2.3	—	—	2.3	4.8

Billerica and Blue Island:
Losses on property	.4	1.2	1.7	3.3	3.3
Other associated costs	.8	.8	.8	7.6	7.6

Total Billerica and Blue Island	1.2	2.0	2.5	10.9	10.9

	$23.6	$4.1	$2.5	$35.4	$38.9

In July 2012, the Company initiated a strategic restructuring to improve organizational effectiveness and reduce costs. Amounts related to restructuring charges are shown in the following table. Of the total $13.4 recorded, $2.3 is included in “Selling, general and administrative expenses” and $11.1 is included in “Other operating expenses, net” in the statement of operations. These amounts are not included in the measure of segment performance for any segment. Of the total $9.7 of employee termination benefits recognized, $5.3 has been paid and $4.4 is included in “Other current liabilities” in the consolidated balance sheet as of September 30, 2012.

	Year Ended September 30, 2012	Cumulative as of September 30, 2012	Total Expected to be Incurred
Employee termination benefits
Corporate	$2.1	$2.1	$2.4
Cereal Products	2.5	2.5	3.5
Snacks, Sauces & Spreads	2.1	2.1	3.0
Frozen Bakery Products	1.0	1.0	1.0
Pasta	2.0	2.0	4.9

Total employee termination benefits	9.7	9.7	14.8

Accelerated other compensation
Corporate	2.3	2.3	3.0

Total accelerated other compensation	2.3	2.3	3.0

Losses on software
Pasta	1.3	1.3	1.3

Total losses on software	1.3	1.3	1.3

Other associated costs
Corporate	.1	.1	.1
Snacks, Sauces & Spreads	—	—	1.8
Pasta	—	—	5.0

Total other associated costs	.1	.1	6.9

	$13.4	$13.4	$26.0

NOTE 8 – EARNINGS (LOSS) PER SHARE

Securities that could potentially dilute basic earnings (loss) per share in the future that were not included in the computation of diluted earnings (loss) per share because to do so would have been antidilutive were 453,500, zero, and 911,400 stock appreciation rights for years 2012, 2011, and 2010, respectively.

NOTE 9 – SUPPLEMENTAL EARNINGS AND CASH FLOW INFORMATION

	2012	2011	2010
Repair and maintenance expenses	$95.5	$87.6	$78.6
Advertising and promotion expenses	$20.7	$16.8	$13.4
Research and development expenses	$18.8	$16.0	$13.4
Interest paid	$131.3	$136.3	$107.2
Income taxes paid, net of refunds	$64.1	$114.9	$153.5
Cash received from the exercise of stock options	$7.4	$7.6	$5.6
Tax benefits realized from exercised stock options and similar awards	$9.9	$5.9	$3.8
Non-cash investing and financing transactions for:
Spin-off of Post cereals business	$1,010.7	$—	$—
Disposition of retained investment in Post	$166.2	$—	$—

NOTE 10 – SUPPLEMENTAL BALANCE SHEET INFORMATION

	September 30,
	2012	2011
Receivables, net
Trade	$326.9	$288.8
Other	47.0	62.9

	373.9	351.7
Allowance for doubtful accounts	(1.8)	(2.1)

	$372.1	$349.6

Inventories
Raw materials and supplies	$176.9	$184.7
Finished products	255.6	239.4

	$432.5	$424.1

Accounts Payable
Trade	$209.8	$203.2
Book cash overdrafts	66.4	63.7
Other items	16.5	17.5

	$292.7	$284.4

Other Current Liabilities
Advertising and promotion	$21.9	$25.2
Compensation	48.1	42.5
Derivative liabilities	10.6	53.1
Other items	92.7	71.3

	$173.3	$192.1

NOTE 11 – ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2012	2011	2010
Balance, beginning of year	$2.1	$.8	$.4
Provision charged to expense	(.3)	—	(.3)
Write-offs, less recoveries	.3	(.1)	.4
Transfers to/from Ralcorp Receivables Corporation	(.3)	1.4	.3

Balance, end of year	$1.8	$2.1	$.8

NOTE 12 – DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING

In the ordinary course of business, the Company is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt, and foreign currency exchange rate risks relating to its foreign subsidiaries. Authorized individuals within the Company may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. The terms of these instruments generally do not exceed eighteen months for commodities, ten years for interest rates, and two years for foreign currency. The Company is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes.

The Post cereals business participated in Ralcorp’s hedging program before the Spin-Off. The fair value of the derivative instruments has not been reflected as assets or liabilities of discontinued operations as of September 30, 2011 because Post was not legally a party to the underlying derivative instruments and because there are no significant instruments that were allocable only to Post. As of September 30, 2011, the amount of Ralcorp’s net derivative asset (liability) that was related to Post was approximately $(10). The derivative effects of hedging allocated to Post (and included in earnings from discontinued operations on the statements of operations) for 2012, 2011 and 2010 were losses of $2.0, $13.6 and $.9, respectively. Amounts related to Post are included in the amounts disclosed in the rest of this note. As of the Spin-Off date, Post no longer participated in the Ralcorp derivative instrument program and no net derivative liability or asset was outstanding.

As of September 30, 2012, the Company’s derivative instruments consisted of commodity contracts (options, futures, and swaps) used as cash flow hedges on purchases of raw materials (ingredients and packaging) and energy (fuel), foreign currency forward contracts used as cash flow hedges on receipts of foreign currency-denominated accounts receivable, and a cross-currency rate swap used as a hedge of foreign exchange effects of an intercompany loan. Certain derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials or other risks. The following table shows the notional amounts of derivative instruments held.

	Sept. 30,	Sept. 30,
	2012	2011
Raw materials (thousands of pounds)	210,314	1,395,470
Natural gas (thousands of MMBTUs)	—	3,885
Other fuel (thousands of gallons)	7,040	12,966
Currency (thousands of dollars)	49,290	83,250

The following table shows the fair value and balance sheet location of the Company’s derivative instruments as of September 30, 2012 and 2011, along with the portion designated as hedging instruments under ASC Topic 815.

	Fair Value		Portion Designated as Hedging Instruments
	2012	2011	2012	2011	Balance Sheet Location
Asset Derivatives:
Commodity contracts	$3.6	$.3	$.1	$.3	Prepaid exp. & other current assets
Foreign exchange contracts	1.1	—	1.1	—	Prepaid exp. & other current assets

	$4.7	$.3	$1.2	$.3

Liability Derivatives:
Commodity contracts	$9.2	$49.0	$.1	$14.7	Other current liabilities
Foreign exchange contracts	1.4	4.1	—	4.1	Other current liabilities

	$10.6	$53.1	$.1	$18.8

The following tables illustrate the effects of the Company’s derivative instruments on the consolidated statement of operations (“Earnings”) and other comprehensive income (“OCI”) for the years ended September 30, 2012 and 2011.

Derivatives in ASC Topic 815 Cash Flow	Amount of Gain (Loss) Recognized in OCI [Effective Portion]		Gain (Loss) Reclassified from Accumulated OCI into Earnings [Effective Portion]		Gain (Loss) Recognized in Earnings [Ineffective Portion and Amount Excluded from Effectiveness Testing]
Hedging Relationships	2012	2011	2012	2011	2012	2011	Location in Earnings
Commodity contracts	$(2.4)	$9.4	$(15.5)	$33.3	$.4	$2.5	Cost of goods sold
Foreign exchange contracts	4.5	(1.2)	(.2)	3.5	—	—	SG&A
Interest rate contracts	—	—	(1.5)	(1.5)	—	—	Interest expense, net

	$2.1	$8.2	$(17.2)	$35.3	$.4	$2.5

Derivatives in ASC Topic 815 Fair Value	Amount of Gain (Loss) Recognized in Earnings		Location of Gain (Loss)
Hedging Relationships	2012	2011	Recognized in Earnings
Commodity contracts	$—	$(.1)	Cost of goods sold
Interest rate contracts	—	.2	Interest expense, net

Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Earnings		Location of Gain (Loss)
Under ASC Topic 815	2012	2011	Recognized in Earnings
Commodity contracts	$.2	$(28.9)	Cost of goods sold
Foreign exchange contracts	$1.4	$—	SG&A

Approximately $1.8 of the net cash flow hedge losses reported in accumulated OCI at September 30, 2012 is expected to be reclassified into earnings within the next twelve months. For gains or losses associated with commodity contracts, the reclassification will occur when the products produced with hedged materials are sold. For gains or losses associated with foreign exchange contracts, the reclassification will occur as hedged foreign currency-denominated accounts receivable are received. For gains or losses associated with interest rate swaps, the reclassification occurs on a straight-line basis over the term of the related debt.

Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when the derivatives in liability positions exceed a specified threshold, and others require collateral even when the derivatives are in asset positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a liability position on September 30, 2012 and 2011 was $8.8 and $3.9, respectively, and the related collateral posted was $.4 and $8.2, respectively.

NOTE 13 – FAIR VALUE MEASUREMENTS

The tables below present information as of September 30, 2012 and 2011, respectively, regarding the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques utilized to determine such fair value. As of these dates, the Company did not have holdings of Level 3 financial assets and liabilities.

	September 30, 2012			September 30, 2011
	Total	Level 1	Level 2	Total	Level 1	Level 2
Assets
Marketable securities	$4.5	$4.5	$—	$8.2	$8.2	$—
Investment in Post Holdings, Inc.	40.4	—	40.4	—	—	—
Derivative assets	4.7	—	4.7	.3	—	.3
Deferred compensation investment	23.7	23.7	—	22.9	22.9	—

	$73.3	$28.2	$45.1	$31.4	$31.1	$.3

Liabilities
Derivative liabilities	$10.6	$—	$10.6	$53.1	$—	$53.1
Deferred compensation liabilities	29.7	—	29.7	36.5	—	36.5

	$40.3	$—	$40.3	$89.6	$—	$89.6

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:

Level 1 –	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. An active market for the asset or liability is one in which transactions for the asset or liability occur with sufficient frequency and volume to provide ongoing pricing information.

Level 2 –	Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3 –	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The Company’s marketable securities consist of U.S. Treasury Bills. Fair value for marketable securities is measured using the market approach based on quoted prices in active markets.

The fair value of the Investment in Post Holdings, Inc. is determined using the quoted market price of the security as adjusted for its restricted characteristics, as are more fully discussed in Note 14. The Company transferred the fair value of this asset from Level 1 into Level 2 of the fair value hierarchy as of the end of the reporting period due to the incurrence of these restrictions.

The Company utilizes the income approach to measure fair value for its derivative assets and liabilities (which include commodity options and swaps, an interest rate swap, and foreign currency forward contracts). The income approach uses pricing models that rely on market observable inputs such as yield curves, currency exchange rates, and forward prices.

The deferred compensation investment is invested primarily in mutual funds and its fair value is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants’ selected investment options (excluding Ralcorp and Post Holdings, Inc. common stock equivalents), which represent the underlying liabilities to participants in the Company’s deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants’ selected investment options (excluding certain Ralcorp common stock equivalents to be distributed in shares) using the market approach.

The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The carrying amount of the Company’s variable rate long-term debt (Note 14) approximates fair value because the interest rates are adjusted to market frequently. Based on the discounted amount of future cash flows using Ralcorp’s incremental rate of borrowing for similar debt (Level 2), the Company’s fixed rate debt (which had a carrying amount of $1,940.9 as of September 30, 2012 and $1,951.6 as of September 30, 2011) had an estimated fair value of $2,321.0 as of September 30, 2012 and $2,070.1 as of September 30, 2011.

NOTE 14 – DEBT AND OTHER FINANCING ARRANGEMENTS

Short-Term Debt

The Company has an agreement to sell, on an ongoing basis, all of the trade accounts receivable of certain of its subsidiaries to its wholly owned, bankruptcy-remote subsidiary Ralcorp Receivables Corporation (“RRC”). As of September 30, 2012, the accounts receivable of AIPC, Bloomfield Bakers, Medallion Foods, Petri Baking Products, and foreign subsidiaries had not been incorporated into the agreement. RRC can in turn sell up to $115.0 of ownership interests in qualifying receivables to bank commercial paper conduits. Ralcorp continues to service the receivables (with no significant servicing assets or liabilities) and remits collections to RRC, who remits the appropriate portion to the conduits as part of a monthly net settlement including the sale of an additional month of receivables. This agreement, which expires in May 2014, is subject to the same financial covenants as those noted for the Revolving Credit Facility (see below). As of September 30, 2012, outstanding funding from the receivables securitization was zero. As of September 30, 2011, outstanding funding from the receivables securitization was $105.0 at a weighted-average interest rate of 1.22%. Interest incurred on the funding received from the conduits totaled $.3 and $1.5 for the years ended September 30, 2012 and 2011, respectively.

On October 3, 2011, the Company entered into a credit agreement consisting of a $550.0 term loan. Borrowings under the agreement incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate or (2) the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate, (c) the “Adjusted LIBOR Rate” plus 1%. Ralcorp repaid these borrowings in conjunction with the Spin-Off and terminated this agreement on January 20, 2012.

On August 30, 2012, the Company entered into a credit agreement (the “New Credit Facility”) with certain financial institutions whereby a $250.0 term loan was advanced to the Company, the proceeds of which were used by Ralcorp for general corporate purposes. Borrowings under the New Credit Facility bear interest at the Company’s choice of (i) Adjusted LIBOR Rate, as defined by the agreement, plus a margin, ranging from 1.5% to 2.0%, or (ii) an Alternate Base Rate, as defined by the agreement, plus a margin, ranging from 0.5% to 1.0% depending on the Company’s debt ratings. These borrowings are fully and unconditionally guaranteed on a joint and several basis by most of Ralcorp’s domestic subsidiaries and further collateralized by 65% of the stock of Ralcorp’s indirectly wholly owned foreign subsidiaries. The New Credit Facility contains certain representations, warranties, covenants and conditions customary to credit facilities of this nature. On September 27, 2012, the Company entered into an agreement to fully repay this loan in exchange for approximately 6.8 million shares of Post common stock, initially retained by the Company at the time of the Spin-Off, plus $43.3 in cash. At September 30, 2012, approximately 1.3 million shares of Post common stock had not yet been exchanged in satisfaction of $40.4 in remaining debt outstanding on the New Credit Facility. On October 3, 2012 (fiscal 2013), the final transfer of Post common stock was completed in full satisfaction of the debt outstanding and the New Credit Facility was terminated. As a result of entering into this exchange agreement, the Company recorded a loss in continuing operations on the disposition of its investment in Post Holdings, Inc. of $48.9 in 2012, which includes approximately $8.4 of related banking and legal fees accrued at September 30, 2012 and paid in cash on October 3, 2012.

On July 27, 2010, the company entered into a credit agreement consisting of a $300 revolving credit facility (the “Revolving Credit Facility”) and a $200 term loan (the “2010 Term Loan”). Borrowings under these agreements incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate or (2) the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate, (c) the Adjusted LIBOR Rate plus 1%. Borrowings on the Revolving Credit Facility, which were classified as long-term, were $19.9 at September 30, 2011. The 2010 Term Loan was fully repaid in 2012 in conjunction with the Spin-Off. On May 1, 2012, the Company amended and restated the Revolving Credit Agreement to extend the agreement to May 1, 2017 and at a lower cost. Borrowings under the Revolving Credit Facility, as amended, bear interest at LIBOR or, at Ralcorp’s option, an Alternate Base Rate (as defined in the agreement), plus a margin, ranging from 1.125% to 1.75% for LIBOR-based loans and from 0.125% to 0.75% for Alternate Base Rate-based loans, depending upon Ralcorp’s Leverage Ratio. Such borrowings are unconditionally guaranteed by most of its existing and subsequently acquired or organized domestic subsidiaries and further secured by the pledge of 65% of the equity interests of Ralcorp’s first-tier material foreign subsidiaries. It calls for a commitment fee calculated as a percentage (ranging from 0.15% to 0.275%) of the unused portion, and contains certain representations, warranties, covenants, and conditions customary to credit facilities of this nature. The financial covenants, as amended per below, include requirements that EBIT be at least 2.75 times Consolidated Interest Expense (“Interest Expense Coverage Ratio”) and that Total Debt not exceed 3.75 times Adjusted EBITDA (“Leverage Ratio”) (each term as defined in the agreement). There were no borrowings outstanding on the Revolving Credit Facility, as amended, at September 30, 2012. On November 27, 2012, we entered into a waiver and amendment to our Revolving Credit Facility due to our failure to achieve a minimum Interest Expense Coverage Ratio of 3.00 for the quarter ended September 30, 2012. Among other things, the amendment reduced the minimum Interest Expense Coverage Ratio to 2.75 for a future measurement periods. The Company is in compliance with all debt covenants.

In conjunction with the acquisition of Gelit (see Note 4), the Company assumed $1.3 of debt due to a financial institution with a maturity of August 2013.

Long-Term Debt

Long-term debt consisted of the following at September 30:

	September 30,
	2012	2011
5.43% Senior Notes, Series C, due 2013	$50.0	$50.0
4.76% Senior Notes, Series D, due 2013	21.4	32.1
5.57% Senior Notes, Series E, due 2015	100.0	100.0
5.43% Senior Notes, Series F, due 2016	75.0	75.0
5.56% Senior Notes, Series I-1, due 2019	75.0	75.0
5.58% Senior Notes, Series I-2, due 2019	25.0	25.0
5.93% Senior Notes, Series J, due 2022	100.0	100.0
7.29% Senior Notes, due 2018	577.5	577.5
Floating Rate Senior Notes, due 2018 (1)	20.0	20.0
7.39% Senior Notes, due 2020	67.0	67.0
7.45% Senior Notes, Series 2009A, due 2019	50.0	50.0
7.6% Senior Notes, Series 2009B, due 2021	50.0	50.0
4.95% Senior Notes, due 2020	300.0	300.0
6.625% Senior Notes, due 2039	450.0	450.0
2010 Term Loan, due 2015	—	190.0
$300 Revolving Credit Facility	—	19.9

	$1,960.9	$2,181.5
Plus: Unamortized premium (discount), net	3.0	3.1
Plus: Unamortized adjustment related to interest rate fair value hedge (2)	15.9	18.6
Less: Current portion	(85.7)	(30.7)

	$1,894.1	$2,172.5

(1)	The 2018 Floating Rate Notes incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018.
(2)	In 2011, an $18.8 gain on an interest rate swap designated as a fair value hedge of the 7.29% Senior Notes was recorded as an increase in the carrying value of the debt and is being amortized to reduce interest expense over the remaining term.

All of the Company’s long-term debt agreements represent unsecured obligations that are fully and unconditionally guaranteed on a joint and several basis by most of Ralcorp’s domestic subsidiaries and further collateralized by 65% of the stock of Ralcorp’s indirectly wholly owned foreign subsidiaries. These debt agreements also contain certain representations, warranties, covenants, and conditions customary to agreements of this nature.

The Series C, D, E, F, I, J, 2009A and 2009B Senior Notes, along with the 7.29% Senior Notes, the 7.39% Senior Notes and the Floating Rate Senior Notes, (collectively, the “Senior Notes”) are subject to certain financial covenants that limit Ralcorp's ability and the ability of Ralcorp’s subsidiaries to, among other things: cause Ralcorp’s Leverage Ratio to exceed 3.5 to 1 at the end of any fiscal quarter or for more than four consecutive quarters but in no case cause Ralcorp’s Leverage Ratio to exceed 3.75 to 1 at the end of any single fiscal quarter, cause Ralcorp’s consolidated Adjusted Net Worth to fall below a specified amount; incur priority debt in an amount exceeding 15% of Ralcorp’s consolidated Adjusted Net Worth; sell assets, including the stock of its subsidiaries; create certain liens; engage in transactions with affiliates; merge or consolidate with other entities; change the nature of its business or violate foreign assets control regulations (each term as defined in the agreement). These covenants are subject to important exceptions and qualifications set forth in the Senor Notes indenture. If these covenants are violated and cannot be remedied within the 30 days allowed, the debt holders may choose to declare any outstanding notes to be immediately due and payable. Further, our agreement requires the payment of additional interest in the amount of 1.00% in the event that the Company’s 6.625% Senior Notes due August 15, 2039 fail to have an investment grade rating from at least two of the rating agencies.

The 4.95% and 6.625% Senior Notes, which are publically traded (collectively, the “Registered Notes”), are not subject to the above financial covenants.

The Company is in compliance with all debt covenants.

As of September 30, 2012, aggregate maturities of long-term debt are as follows: $85.7 in 2013, $60.7 in 2014, $33.3 in 2015, $100.0 in 2016, $33.3 in 2017, and $1,647.9 thereafter. As of September 30, 2012, management expects to reduce debt as scheduled over the next 12 months, so the current portion has been classified in “Other current liabilities” on the consolidated balance sheet.

As of September 30, 2012 and 2011, the Company had $21.1 and $24.6, respectively, in letters of credit and surety bonds outstanding with various financial institutions, principally related to self-insurance requirements.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is a party to a number of legal proceedings in various federal, state and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of the Company, like those of similar businesses, are subject to various federal, state local and foreign laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.

Two of the Company’s subsidiaries are subject to three lawsuits brought by former employees currently pending in separate California state courts alleging, among other things, that employees did not receive statutorily mandated meal breaks resulting in incorrect payment of wages, inaccurate wage statements, unpaid overtime and incorrect payments to terminated employees. Each of these suits was filed as a class action and seeks to include in the class certain current and former employees of the respective subsidiary involved. In each case, the plaintiffs are seeking unpaid wages, interest, attorneys’ fees, compensatory and other monetary damages, statutory penalties, and injunctive relief. No determination has been made by any court regarding class certification. In April 2012, Ralcorp agreed with the plaintiffs and a third party staffing agency formerly used by the Company to the terms of a proposed settlement with respect to these suits, and in September 2012, the parties entered into a global settlement with respect to these claims. Under the terms of the settlement, the Company has agreed to pay $4.4 in order to resolve these claims. Ralcorp accrued $4.4 related to the settlement during the quarter ended March 31, 2012. Under the terms of the settlement, however, it is possible that up to $1.5 could be returned to the Company depending upon the number of current and former employees who participate in the settlement. On October 22, 2012, the court preliminarily approved the settlement, and the final approval has been set for March 26, 2013, at which time the case is expected to be dismissed.

In May 2009, a customer notified the Company that it was seeking to recover out-of-pocket costs and damages associated with the customer’s recall of certain peanut butter-based products. The customer recalled those products in January 2009 because they allegedly included ingredients that had the potential to be contaminated with salmonella. The customer’s recall stemmed from the U.S. Food and Drug Administration and other authorities’ investigation of Peanut Corporation of America, which supplied the Company with peanut paste and other ingredients. In accordance with the Company’s contractual arrangements with the customer, the parties submitted these claims to mediation. In January 2011, the Company resolved all pending contractual and other claims, resulting in a payment by the Company of $5.0 and an obligation to pay an additional $5.0, subject to the customer’s completion of certain contractual obligations through February 2013. The Company accrued $7.5 in the year ended September 30, 2010 based on early estimates of the settlement amount, and accrued an additional $2.5 in the quarter ended December 31, 2010 (fiscal 2011).

From time to time, the Company is a party to various other legal proceedings. In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material individually and in the aggregate to the Company’s consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to the Company’s consolidated financial position, results of operations or cash flows.

Lease Commitments

Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2012 were $10.3, $10.4, $8.8, $7.8, $6.6, and $24.8 for 2013, 2014, 2015, 2016, 2017, and thereafter, respectively.

Rent expense for all operating leases was $20.6, $19.2, and $18.0 in 2012, 2011, and 2010, respectively, net of sublease income of zero, zero, and $.1 in 2012, 2011, and 2010, respectively.

NOTE 16 – POSTRETIREMENT BENEFITS

The Company sponsors qualified and supplemental noncontributory defined benefit pension plans, defined contribution retirement plans, and other postretirement benefit plans for certain of its employees. The Company uses its fiscal year end as the measurement date for the plans. Ralcorp also contributes to various multiemployer pension plans on behalf of its employees.

Pension and Other Postretirement Benefits

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended September 30, 2012, and a statement of the funded status and amounts recognized in the consolidated balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$250.5	$221.4	$36.9	$32.7
Service cost	2.6	2.5	.1	—
Interest cost	11.5	11.7	1.7	1.7
Actuarial loss	23.6	26.0	(.8)	3.6
Benefits paid	(10.7)	(11.1)	(1.3)	(1.4)
Medicare reimbursements	—	—	.2	.2
Acquisitions	—	—	.7	—
Currency translation	—	—	—	.1

Benefit obligation at end of year	$277.5	$250.5	$37.5	$36.9

Change in fair value of plan assets
Fair value of plan assets at beginning of year	$228.8	$204.7	$—	$—
Actual return on plan assets	39.4	16.0	—	—
Employer contributions	.7	19.2	1.1	1.2
Medicare reimbursements	—	—	.2	.2
Benefits paid	(10.7)	(11.1)	(1.3)	(1.4)

Fair value of plan assets at end of year	$258.2	$228.8	$—	$—

Funded status	$(19.3)	$(21.7)	$(37.5)	$(36.9)

Amounts recognized in assets or liabilities
Other current liabilities	$(.6)	$(.6)	$(2.1)	$(2.1)
Other liabilities	(18.7)	(21.1)	(35.4)	(34.8)

Net amount recognized	$(19.3)	$(21.7)	$(37.5)	$(36.9)

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$83.1	$98.4	$5.9	$18.3
Prior service cost	—	—	.1	.2

Total	$83.1	$98.4	$6.0	$18.5

Weighted-average assumptions used to determine benefit obligation
Discount rate	4.10%	4.77%	4.03%	4.61%
Rate of compensation increase	3.00%	3.00%	3.00%	3.00%

The accumulated benefit obligation for the pension plans was $271.3 and $244.3 at September 30, 2012 and 2011, respectively, which exceeded the fair value of plan assets.

The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income. The estimated net actuarial loss and prior service cost expected to be reclassified from accumulated other comprehensive loss into net periodic benefit cost during 2013 related to pension is $8.9 and zero, respectively. The corresponding amounts related to other benefits are $.2 and $.1, respectively.

	Pension Benefits			Other Benefits
	2012	2011	2010	2012	2011	2010
Components of net periodic benefit cost
Service cost	$2.6	$2.5	$2.4	$.1	$—	$.1
Interest cost	11.5	11.7	11.9	1.7	1.7	1.7
Expected return on plan assets	(19.6)	(17.2)	(14.7)	—	—	—
Recognized net actuarial loss	6.5	4.6	3.5	.3	.1	—
Recognized prior service cost	—	—	—	.1	.1	—

Net periodic benefit cost	$1.0	$1.6	$3.1	$2.2	$1.9	$1.8

Weighted-average assumptions used to determine net benefit cost
Discount rate	4.62%	5.40%	6.00%	4.81%	5.40%	6.00%
Rate of compensation increase	3.00%	3.25%	3.25%	3.00%	3.25%	3.25%
Changes in plan assets and benefit obligation recognized in other comprehensive income
Net loss (gain)	$3.8	$27.2	$13.0	$(.8)	$3.6	$2.9
Recognized loss	(6.5)	(4.6)	(3.5)	(.2)	(.1)	—
Prior service cost	—	—	—	(.1)	—	.3
Effect of separation of Post	(12.6)	—	—	(11.3)	—	—

Total recognized in other comprehensive income (before tax effects)	$(15.3)	$22.6	$9.5	$(12.4)	$3.5	$3.2

The asset allocations for Ralcorp’s pension plans as of September 30, 2012 and 2011, and the target allocation range for fiscal year 2013 by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets as of September 30,
	2013	2012	2011
Asset category:
Equity securities	45%-55%	51%	49%
Fixed income securities	35%-45%	38%	42%
Real assets	5%-15%	8%	7%
Other	2%-5%	3%	2%

		100%	100%

Passive index funds		78%	78%

The expected long-term rate of return on these plan assets was 8.5% in fiscal year 2012 and 8.75% in fiscal years 2011 and 2010. The expected return on pension plan assets is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio, using the target allocation. The allocation guidelines were established based on the Company’s determination of the appropriate risk posture and long-term objectives.

The following table represents the pension plan’s assets measured at fair value on a recurring basis and the basis for that measurement (for more information on the fair value framework in ASC Topic 820, refer to Note 13):

	September 30, 2012				September 30, 2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Mutual funds:
Equities	$132.6	$—	$132.6	$—	$111.1	$—	$111.1	$—
Fixed income	98.8	—	98.8	—	95.5	—	95.5	—
Real assets	20.5	—	20.5	—	16.4	—	16.4	—

	251.9	—	251.9	—	223.0	—	223.0	—
Cash and cash equivalents	.4	—	.4	—	.5	.5	—	—
Partnership/joint venture interests	6.6	—	—	6.6	5.2	—	—	5.2

	$258.9	$—	$252.3	$6.6	$228.7	$.5	$223.0	$5.2

The fair value of mutual funds is based on net asset values of the shares held by the plan at year-end.

Partnership/joint venture interests have unobservable inputs and trade infrequently or not at all. Because observable prices are not available, a market approach is used in valuing investments. The inputs used in estimating the value of investments include company operating performance, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issues, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, and other factors which are typically considered by market participants when trading private, middle market companies. Investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the general partner (who serves as the partnership’s investment manager) in the absence of market information. Assumptions used by the general partner due to the lack of observable inputs may significantly impact the resulting fair value and therefore the partnership’s results of operations. For all securities held, the general partner calculates a hypothetical equity value of the investment. For each investment, the general partner (i) determines the current operating results (either Adjusted EBITDA or Net Revenue), (ii) applies a market valuation multiple, which is based on publicly traded valuation multiples of, and/or valuation multiples from transactions involving, companies with similar attributes (with such multiples discounted as appropriate); then (iii) subtracts the structural debt on the portfolio company’s balance sheet (seasonally adjusted when necessary), to derive a current hypothetical value for the equity. The general partner may also consider any other factors it deems relevant in establishing a fair value at which the investment could be realized. Such factors are documented in detail to establish the reasonableness of their intent. The following table provides further detail of the changes in fair value of partnership/joint venture interests.

	September 30,
	2012	2011
Balance, beginning of year	$5.2	$4.5
Total gains or losses (realized/unrealized)	1.0	1.0
Purchases, sales, issuances, and settlements, net	.4	(.3)

Balance, end of year	$6.6	$5.2

The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For September 30, 2012 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits for 2013 was 9.5% and 6.8% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits for 2013 was 10% and 7% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. A 1% change in assumed health care cost trend rates would have resulted in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for 2012.

	Increase	Decrease
Effect on postretirement benefit obligation	$2.5	$(2.4)
Effect on total service and interest cost	$.1	$(.1)

As of September 30, 2012, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

	2013	2014	2015	2016	2017	2018- 2022
Pension benefits	$11.6	$12.2	$12.8	$13.7	$14.0	$84.6
Other benefits	$2.3	$2.3	$2.4	$2.4	$2.5	$13.3
Subsidy receipts	$.2	$.2	$.2	$.2	$.2	$1.2

Other than those made as benefit payments in unfunded plans and participant contributions, no significant contributions are currently expected to be paid to the plans during fiscal 2013.

Defined Contribution Plans

Ralcorp sponsors defined contribution [401(k)] plans under which it makes matching and profit sharing contributions. The costs of these plans were $11.2, $10.1, and $9.7 for the years ended September 30, 2012, 2011, and 2010, respectively.

Multiemployer Pension and Other Benefit Plans

Ralcorp contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•

If Ralcorp chooses to stop participating in some of its multiemployer plans, Ralcorp may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Ralcorp’s participation in these plans for the annual period ended September 30, 2012, is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (“EIN”) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act (“PPA”) zone status available in Ralcorp’s fiscal 2012 and 2011 is for the plan’s year end at December 31, 2011 and December 31, 2010, respectively. The PPA zone status is based on information that Ralcorp received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject. Ralcorp acquired subsidiaries during fiscal year 2012 that affect the comparability of years shown for the Bakery & Confectionery Union & Industry International Pension Fund, the RWDSU International Pension Plan and the Central States, Southeast and Southwest Areas Pension Fund.

	EIN/Pension	Pension Protection Act Zone Status		FIP/RP Status Pending/	Contributions by Ralcorp			Sur- charge	Expiration Date of Collective - Bargaining
Pension Fund	Plan Number	2012	2011	Implemented	2012	2011	2010	Imposed	Agreement
Bakery & Confectionery Union & Industry Internat’l Pension Fund	52-6118572, 001	Red	Green	RP Pending	$1.9	$.3	$.3	Yes	(1)
NCF&O National Pension Fund (2)	52-6085445, 003	Yellow	Yellow	FIP Implemented	.9	.8	.8	No	November 19, 2015
RWDSU International Pension Plan	63-0708442, 001	Green	Green	No	.3	—	—	No	June 16, 2013
Central States, Southeast and Southwest Areas Pension Fund	36-6044243, 001	Red	Red	RP Implemented	.2	—	—	No	March 23, 2013

					$3.3	$1.1	$1.1

(1)	Ralcorp is party to three collective-bargaining agreements that require contributions to the Bakery & Confectionery Union & Industry International Pension Fund. The three current agreements expire December 8, 2012, May 18, 2013, and July 23, 2016.
(2)	For the plan years ended December 31, 2011, 2010 and 2009, contributions by Ralcorp represented more than 5% the total contributions, as listed in the plan’s Forms 5500.

The Company contributed to a multiemployer plan that provides postretirement benefits other than pensions. The amounts contributed during the fiscal years ended September 30, 2012, 2011, and 2010 were $.5, $.1, and $.1, respectively. The Company acquired a subsidiary during fiscal year 2012 that affects the comparability of contributions from 2011 to 2012. The plan provides medical benefits to active employees and retirees covered by three separate collective-bargaining agreements.

NOTE 17 – SHAREHOLDERS’ EQUITY

In 2012, the Company repurchased 510,000 shares of its common stock at a total cost of $33.7. In 2012 and 2011, 36,942 and 12,248 shares, respectively, were forfeited back to the Company in satisfaction of required taxes to be withheld by federal, state, and local governments in connection with the vesting of employee restricted stock awards. During 2010, the Company repurchased 2,000,000 shares of its common stock at a total cost of $115.5.

The Company has not issued any shares of preferred stock. The terms of any series of preferred stock (including but not limited to the dividend rate, voting rights, convertibility into other Company securities, and redemption) may be set by the Company’s Board of Directors.

At September 30, 2012, accumulated other comprehensive loss included a $8.1 net loss on cash flow hedging instruments after taxes and $56.3 in net postretirement benefit liability adjustments after taxes (see Note 16), partially offset by a $31.3 foreign currency translation adjustment. At September 30, 2011, accumulated other comprehensive loss included a $21.3 net loss on cash flow hedging instruments after taxes and $75.9 in net postretirement benefit liability adjustments after taxes (see Note 16), partially offset by a $16.5 foreign currency translation adjustment. Included in net postretirement benefit liability is $4.5 net of tax related to discontinued operations at September 30, 2011.

On May 4, 2011, the Company’s Board of Directors declared a dividend distribution of one preferred stock purchase right (“Right”) for each outstanding share of the Company’s common stock. Each Right entitles a shareholder to purchase from the Company one one-ten thousandth of a share of Series E Junior Participating Cumulative Preferred Stock, par value $0.01 per share, at an exercise price of $200 per share subject to antidilution adjustments. The Rights, however, become exercisable only at the time a person or group acquires, or commences a public tender offer for, 10% or more of the Company’s common stock. If an acquiring person or group acquires 10% or more of the Company’s common stock, each Right would entitle the holder to acquire such number of shares of the Company’s common stock as shall equal the result obtained by multiplying the then current purchase price by the number of one one-ten-thousandths of a share of preferred stock for which a Right is then exercisable and dividing that product by 50% of the then current per share market price of the Company’s common stock. In the event that the Company merges with, or transfers 50% or more of its assets or earning power to, any person or group after the Rights become exercisable, each Right would entitle the holders to receive such number of shares of the acquiring company’s common stock as shall be equal to the result obtained by multiplying the then current purchase price by the number of one one-ten-thousandths of a share of preferred stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction. The Rights can be redeemed by the Board of Directors at $.001 per Right. The redemption of the Rights may be made effective at such time, on such basis, in such form, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the redemption price. The Rights expire on May 4, 2014.

NOTE 18 – STOCK-BASED COMPENSATION PLANS

On February 8, 2007, the Company’s shareholders adopted the 2007 Incentive Stock Plan. Effective October 1, 2008, it was amended and restated to reflect requirements of Section 409A. The 2007 Incentive Stock Plan became the Amended and Restated 2007 Incentive Stock Plan (“Plan”), which reserves shares to be used for various stock-based compensation awards. The Plan provides that eligible employees may receive stock option awards, stock appreciation rights, and other stock-based awards.

As a result of the Spin-Off as described in Note 3, effective February 3, 2012, all outstanding stock-based compensation awards related to Post employees and retirees were assumed by Post. Also effective with the Spin-Off, the share amounts and the strike price (where applicable) for remaining Ralcorp outstanding stock-based awards were adjusted to maintain the aggregate intrinsic value at the date of the Spin-Off pursuant to the terms of the awards. Taking into account the change in the value of the Company’s common stock as a result of the distribution of the Post shares to the Company’s shareholders, the conversion ratio applied was 1.18. The Spin-Off adjustments are reflected retrospectively in the data presented below.

At September 30, 2012, 3,061,077 shares were available for future awards under the Plan, excluding the potential reduction due to future exercises of stock appreciation rights, grants of restricted stock units, or future distributions from deferred compensation plans (discussed herein). The Company uses treasury shares for restricted stock grants and to settle stock-settled stock appreciation rights and stock options exercised. The Company paid $12.2, $1.0, and $1.6 for stock-based liabilities in the years ended September 30, 2012, 2011, and 2010, respectively. The 2012 payment includes a reimbursement to Post for stock-based liabilities associated with a former Ralcorp director who transferred to the Post Board of Directors upon completion of the Spin-Off.

Total compensation cost for stock-based compensation awards recognized in the years ended September 30, 2012, 2011, and 2010 was $15.7, $14.8, and $15.8, respectively, and the related recognized deferred tax benefit for each of those years was $6.0, $5.3, and $6.1, respectively. As of September 30, 2012, the total compensation cost related to nonvested awards not yet recognized was $24.9, which is expected to be recognized over a weighted average period of 2.9 years.

Stock Appreciation Rights

Information about the Company’s stock-settled stock appreciation rights (“SARs”) is summarized in the following table. Upon exercise of each right, the holder of stock-settled SARs will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. The total intrinsic value of SARs exercised was $13.0, $2.9, and $.3 in 2012, 2011, and 2010, respectively.

	Stock-Settled	Weighted Average	Weighted Average
	Stock Appreciation Rights	Exercise Price Per Share	Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	2,865,073	$46.72
Granted	541,500	$74.65
Exercised	(398,019)	$42.99
Forfeited	(54,963)	$66.21

Outstanding at September 30, 2012	2,953,591	$52.13	6.8 years	$62.5

Vested and expected to vest as of September 30, 2012	2,928,789	$51.94	6.8 years	$62.5

Exercisable at September 30, 2012	1,660,848	$46.70	5.4 years	$43.7

In September 2010, the Company granted cash-settled SARs for the first time. Upon exercise of each right, the holder of cash-settled SARs will receive cash equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. Information about the Company’s cash-settled SARs is summarized in the following table.

	Cash-Settled Stock Appreciation Rights	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	33,750	$48.50
Granted	56,500	$74.59
Exercised	(3,553)	$48.50
Forfeited	(2,368)	$48.50

Outstanding at September 30, 2012	84,329	$65.98	8.9 years	$.7

Vested and expected to vest as of September 30, 2012	80,094	$65.83	8.9 years	$.7

Exercisable at September 30, 2012	5,618	$63.63	8.8 years	$.1

The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected option life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected option life, or expected term, is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated grant date U.S. Treasury rate for a term equal to the expected option life. Cash-settled SARs are liability-classified awards that must be remeasured at fair value at the end of each reporting period, and cumulative compensation cost recognized to date must be trued up each reporting period for changes in fair value prorated for the portion of the requisite service period rendered. The corresponding weighted average assumptions and fair values were as follows:

	Stock-Settled SARs Granted [Fair Value at Grant Date]			Cash-Settled SARs Outstanding [Fair Value at Year End]
	2012	2011	2010	2012	2011	2010
Expected term	7.0 years	6.0 years	6.1 years	5.9 years	5.0 years	6.0 years
Expected stock price volatility	29.0%	30.0%	30.4%	29.0%	30.0%	30.0%
Risk-free interest rate	1.26%	1.74%	2.05%	0.80%	0.96%	1.58%
Expected dividends	0%	0%	0%	0%	0%	0%
Fair value (per right)	$24.45	$20.26	$19.18	$20.71	$30.27	$19.16

Stock Options

Changes in nonqualified stock options outstanding are summarized in the following table. Most of the options were exercisable beginning from three to six years after date of grant and have a maximum term of ten years. All of the outstanding options were vested and exercisable as of September 30, 2012.

	Shares Under Option	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	562,139	$25.54
Granted	—	$—
Exercised	(299,498)	$24.83
Forfeited	—	$—

Outstanding at September 30, 2012	262,641	$26.33	1.8 years	$12.3

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model, as described under the heading “Stock Appreciation Rights” above. The total intrinsic value of stock options exercised was $10.0, $12.9, and $9.9, in 2012, 2011, and 2010, respectively.

Restricted Stock Awards

Information about the Company’s restricted stock awards (nonvested shares and stock units) is summarized in the following table. Of the awards nonvested at September 30, 2012, 175,000 are restricted stock units which entitle awardees to receive the same number of shares upon vesting. The rest of the restricted stock awards are nonvested shares of stock. Approximately 41,000, 141,000, 13,000, 13,000, and 110,000 shares/units are scheduled to vest in 2013, 2014, 2015, 2016, and 2017, respectively, but would vest immediately in the event of a qualifying retirement or involuntary termination (other than for cause). The grant date fair value of each award is initially recorded as a reduction of shareholders’ equity and amortized on a straight-line basis over the expected vesting period. The total vest date fair value of restricted stock awards that vested during 2012, 2011, and 2010 was $9.4, $5.1, and zero, respectively.

	Number	Weighted Average Grant Date Fair Value Per Share
Nonvested at September 30, 2011	340,510	$54.00
Granted	140,000	$74.65
Vested	(132,010)	$49.74
Forfeited	(30,000)	$65.46

Nonvested at September 30, 2012	318,500	$63.77

Other Stock-Based Compensation Awards

From time to time, the Company grants restricted incentive awards which are paid in cash equal to the Company’s share price times a certain number of shares. For each grant, the estimated fair value of the payout is accrued on a straight-line basis over the period from the grant date to the payout date. Shares for awards outstanding under this program were 54,361 and 57,585 as of September 30, 2012 and 2011, respectively and the related expense recorded for 2012, 2011, and 2010 was $1.3, $1.7, and zero, respectively.

On September 25, 2008, the Board of Directors approved a long-term cash incentive award for the corporate officers, which was tied to stock price improvements. The estimated fair value of the payout (based upon the Company’s periodic assessments of the likelihood of the achievement of stock price targets) was being accrued on a straight-line basis over the period from September 25, 2008 to December 30, 2010. The stock price targets were not achieved, so all previously recorded accruals were ultimately reversed. Related expense recorded for 2010 was $(1.0).

Deferred Compensation

The Plan provides for deferred compensation plans for non-management directors and key employees, as well as an Executive Savings Investment Plan.

Under the Deferred Compensation Plan for Non-Management Directors, any non-management director may elect to defer, within certain limitations, his retainer and fees until retirement or other termination of his directorship. Deferrals may be made in Ralcorp common stock equivalents (“Equity Option”) or in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals in the Equity Option receive a 33 1/3% Company matching contribution that is fully vested. All distributions under this plan are paid in cash.

Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

The Executive Savings Investment Plan generally allows eligible employees to defer up to 44% of their cash compensation. However, once they have reached the legislated maximum annual pre-tax contribution to the Company’s Savings Investment Plan [401(k)] or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a Company matching contribution that vests at a rate of 25% for each year of Company service. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

Matching contributions related to these deferred compensation plans resulted in additional compensation expense of approximately $.6 for 2012 and $.5 for fiscal 2011 and 2010. Market adjustments to the liability and investment related to these plans resulted in a pretax expense of $2.6 for 2012, a pretax expense of $2.7 for 2011, and a pretax gain of $.1 for 2010.

NOTE 19 – SEGMENT INFORMATION

Management evaluates each segment’s performance based on its segment profit, which is its operating profit before impairments of intangible assets, restructuring costs, costs related to plant closures, provision for legal settlements, abnormal inventory losses, accelerated depreciation and amortization, and other unallocated corporate income and expenses.

The accounting policies of the segments are the same as those described in Note 1. The Company’s revenues were primarily generated by sales within the United States (U.S.); foreign (primarily Canadian) sales were approximately 4% of total net sales. Sales are characterized as U.S. or foreign based on the address to which the product is shipped. As of September 30, 2012, all of the Company’s long-lived assets were located in the U.S. except for property located in Canada and Italy with a net carrying value of approximately $151.9. There were no material intersegment revenues (approximately 1% of total net sales). In 2012, 2011, and 2010, one customer accounted for $732.8, $648.3, and $515.4, respectively, or approximately 17-18%, of total net sales. Each of the segments sells products to this major customer.

The following tables present information about the Company’s operating segments, which are also its reportable segments. Note that “Additions to property and intangibles” excludes additions through business acquisitions (see Note 4).

	2012	2011	2010
Net sales
Cereal Products	$835.6	$838.5	$799.7
Snacks, Sauces & Spreads	1,750.7	1,602.7	1,461.6
Frozen Bakery Products	1,104.7	768.6	698.3
Pasta	631.2	577.4	101.4

Total	$4,322.2	$3,787.2	$3,061.0

Segment operating profit
Cereal Products	$73.9	$86.3	$90.3
Snacks, Sauces & Spreads	140.4	135.5	152.6
Frozen Bakery Products	111.5	88.0	80.8
Pasta	100.4	126.1	21.6

Total segment operating profit	426.2	435.9	345.3
Interest expense, net	(127.5)	(134.0)	(107.8)
Adjustments for economic hedges	.6	(21.8)	—
Abnormal inventory loss	(2.8)	—	—
Accelerated depreciation and amortization	(6.2)	(5.0)	—
Merger and integration costs	(10.4)	(2.5)	(25.4)
Financial statement restatement fees	(1.5)	—	—
Impairment of intangible assets	(30.6)	—	(20.5)
Provision for legal settlement	(6.2)	(2.5)	(7.5)
Restructuring costs (excluding stock based compensation)	(13.8)	—	—
Amounts related to plant closures	(23.6)	(4.1)	(2.5)
Loss on investment in Post	(48.9)	—	—
Stock-based compensation expense	(15.7)	(14.8)	(15.8)
Systems upgrade and conversion costs	(6.6)	(7.7)	(9.6)
Other unallocated corporate expenses	(36.3)	(51.3)	(42.6)

Earnings before income taxes	$96.7	$192.2	$113.6

Additions to property and intangibles
Cereal Products	$21.5	$14.5	$15.6
Snacks, Sauces & Spreads	51.8	58.7	50.9
Frozen Bakery Products	36.4	21.3	23.7
Pasta	27.1	20.9	2.8
Corporate	23.0	11.0	11.7

Total	$159.8	$126.4	$104.7

Depreciation and amortization
Cereal Products	$19.8	$21.2	$21.3
Snacks, Sauces & Spreads	45.0	41.0	36.2
Frozen Bakery Products	67.7	39.4	36.7
Pasta	52.9	52.2	8.7
Corporate	13.4	14.0	8.5

Total	$198.8	$167.8	$111.4

Assets, end of year
Cereal Products	$206.5	$263.4	$268.7
Snacks, Sauces & Spreads	905.1	799.0	760.0
Frozen Bakery Products	1,241.0	712.9	743.4
Pasta	1,520.3	1,463.0	1,456.6

Total segment assets	3,872.9	3,238.3	3,228.7
Cash and cash equivalents	307.5	50.0	29.3
Investment in Ralcorp Receivables Corporation	—	—	137.8
Invesment in Post Holdings, Inc.	40.4	—	—
Other unallocated corporate assets	318.0	318.9	133.9
Assets of discontinued operations	—	2,672.0	3,275.2

Total	$4,538.8	$6,279.2	$6,804.9

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The results for any single quarter are not necessarily indicative of the Company’s results for any other quarter or the full year. Selected quarterly financial data is shown below. The adjustments for economic hedges, merger and integration costs, impairment of intangible assets, provision for legal settlement, restructuring costs, amounts related to plant closures, and loss on investment in Post as described in Note 1, Note 4, Note 5, Note 7, Note 15, and Note 3, respectively, along with abnormal inventory losses and financial statement restatement costs are considered unusual or infrequently occurring items.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Fiscal 2012
Net sales	$1,166.5	$1,062.2	$1,026.2	$1,067.3	$4,322.2
Gross profit	$238.3	$217.1	$204.0	$207.3	$866.7
Adjustments for economic hedges	$(5.2)	$(2.8)	$3.1	$5.5	$.6
Abnormal inventory losses	$—	$—	$—	$(2.8)	$(2.8)
Accelerated amortization and depreciation	$(1.6)	$(1.5)	$(1.9)	$(1.2)	$(6.2)
Merger and integration costs	$(5.6)	$(1.8)	$(2.4)	$(.6)	$(10.4)
Financial statement restatement costs	$—	$—	$—	$(1.5)	$(1.5)
Impairment of intangible assets	$—	$—	$—	$(30.6)	$(30.6)
Provision for legal settlement	$—	$(4.4)	$—	$(1.8)	$(6.2)
Restructuring costs	$—	$—	$—	$(13.4)	$(13.4)
Amounts related to plant closures	$(.1)	$(6.7)	$(4.7)	$(12.1)	$(23.6)
Loss on investment in Post	$—	$—	$—	$(48.9)	$(48.9)
Net earnings from continuing operations	$44.2	$29.4	$30.3	$(46.3)	$57.6
Net earnings from discontinued operations	$21.1	$(6.9)	$(.5)	$2.1	$15.8
Diluted earnings per share for continuing operations	$.79	$.53	$.54	$(.84)	$1.03
Diluted earnings per share for discontinued operations	$.37	$(.13)	$(.01)	$.04	$.28

Fiscal 2011
Net sales	$951.7	$917.3	$927.8	$990.4	$3,787.2
Gross profit	$208.2	$215.0	$175.7	$192.3	$791.2
Adjustments for economic hedges	$3.9	$4.9	$(15.7)	$(14.9)	$(21.8)
Merger and integration costs	$(.2)	$(.1)	$(1.2)	$(1.0)	$(2.5)
Provision for legal settlement	$(2.5)	$—	$—	$—	$(2.5)
Amounts related to plant closures	$(.2)	$(.2)	$(2.4)	$(1.3)	$(4.1)
Net earnings from continuing operations	$37.3	$44.5	$15.8	$28.7	$126.3
Net earnings (loss) from discontinued operations	$34.0	$38.8	$12.5	$(452.8)	$(367.5)
Diluted earnings per share for continuing operations	$.67	$.80	$.28	$.51	$2.26
Diluted earnings (loss) per share for discontinued operations	$.61	$.70	$.22	$(8.05)	$(6.58)

NOTE 21 – CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In accordance with SEC regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered,” the Company is providing condensed consolidating financial statements as the Registered Notes, as described in Note 14, are fully and unconditionally guaranteed on a joint and several basis by most of Ralcorp’s domestic subsidiaries.

Set forth below are condensed consolidating financial statements presenting the results of operations, financial position, and cash flows of the Parent Company (“Parent”), the Guarantor Subsidiaries (“Guarantor”) on a combined basis, and the Non-Guarantor Subsidiaries (“Non-Guarantor”) on a combined basis, along with the eliminations necessary to arrive at the information for Ralcorp Holdings, Inc. on a consolidated basis. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among Parent, Guarantor, and Non-Guarantor. For this presentation, investments in subsidiaries are accounted for using the equity method of accounting.

Condensed Consolidating Statements of Operations

	Year Ended September 30, 2012
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$563.9	$3,578.6	$319.9	$(140.2)	$4,322.2
Other intercompany revenues	1.9	8.6	57.7	(68.2)	—
Cost of goods sold	(420.3)	(2,905.4)	(270.0)	140.2	(3,455.5)

Gross Profit	145.5	681.8	107.6	(68.2)	866.7
Selling, general and administrative expenses	(154.8)	(295.6)	(58.4)	68.2	(440.6)
Amortization of intangible assets	(3.7)	(71.9)	(6.7)	—	(82.3)
Impairment of intangible assets	—	(30.6)	—	—	(30.6)
Other operating expenses, net	.4	(36.3)	(4.2)	—	(40.1)

Operating (Loss) Profit	(12.6)	247.4	38.3	—	273.1
Loss on investment in Post	(48.9)	—	—	—	(48.9)
Interest (expense) income, net	(129.6)	1.5	.6	—	(127.5)

(Loss) Earnings from Continuing Operations before Income Taxes and Equity Earnings	(191.1)	248.9	38.9	—	96.7
Income taxes	21.5	(51.0)	(9.6)	—	(39.1)
Equity in earnings of subsidiaries	250.3	8.9	—	(259.2)	—

Earnings from Continuing Operations	80.7	206.8	29.3	(259.2)	57.6
(Loss) earnings from discontinued operations, net of income taxes	(7.3)	—	23.1	—	15.8

Net Earnings	$73.4	$206.8	$52.4	$(259.2)	$73.4

	Year Ended September 30, 2011
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$539.7	$3,084.1	$293.0	$(129.6)	$3,787.2
Other intercompany revenues	1.8	7.3	69.4	(78.5)	—
Cost of goods sold	(423.6)	(2,446.0)	(256.0)	129.6	(2,996.0)

Gross Profit	117.9	645.4	106.4	(78.5)	791.2
Selling, general and administrative expenses	(141.9)	(259.1)	(65.6)	78.5	(388.1)
Amortization of intangible assets	(5.7)	(53.8)	(6.1)	—	(65.6)
Other operating expenses, net	(2.0)	(6.5)	(2.8)	—	(11.3)

Operating (Loss) Profit	(31.7)	326.0	31.9	—	326.2
Interest (expense) income, net	(136.1)	.6	1.5	—	(134.0)

(Loss) Earnings from Continuing Operations before Income Taxes and Equity Earnings	(167.8)	326.6	33.4	—	192.2
Income taxes	80.2	(129.1)	(17.0)	—	(65.9)
Equity in (loss) earnings of subsidiaries	(154.6)	1.5	—	153.1	—

(Loss) Earnings from Continuing Operations	(242.2)	199.0	16.4	153.1	126.3
Earnings (loss) from discontinued operations, net of income taxes	1.0	—	(368.5)	—	(367.5)

Net (Loss) Earnings	$(241.2)	$199.0	$(352.1)	$153.1	$(241.2)

	Year Ended September 30, 2010
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$523.0	$2,476.2	$152.5	$(90.7)	$3,061.0
Other intercompany revenues	1.8	5.9	60.8	(68.5)	—
Cost of goods sold	(388.0)	(1,987.9)	(141.9)	90.7	(2,427.1)

Gross Profit	136.8	494.2	71.4	(68.5)	633.9
Selling, general and administrative expenses	(137.4)	(186.8)	(63.3)	68.5	(319.0)
Amortization of intangible assets	(6.3)	(27.3)	(3.0)	—	(36.6)
Impairment of intangible assets	—	(20.5)	—	—	(20.5)
Other operating expenses, net	(23.7)	(12.3)	(.4)	—	(36.4)

Operating (Loss) Profit	(30.6)	247.3	4.7	—	221.4
Interest (expense) income, net	(110.4)	.2	2.4	—	(107.8)

(Loss) Earnings from Continuing Operations before Income Taxes and Equity Earnings	(141.0)	247.5	7.1	—	113.6
Income taxes	30.1	(64.5)	(3.6)	—	(38.0)
Equity in earnings (loss) of subsidiaries	320.1	(10.2)	—	(309.9)	—

Earnings from Continuing Operations	209.2	172.8	3.5	(309.9)	75.6
(Loss) earnings from discontinued operations, net of income taxes	(.4)	—	133.6	—	133.2

Net Earnings	$208.8	$172.8	$137.1	$(309.9)	$208.8

Condensed Consolidating Balance Sheets

	September 30, 2012
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$241.0	$—	$80.7	$(14.2)	$307.5
Marketable securities	.4	—	4.1	—	4.5
Investment in Post Holdings, Inc.	40.4	—	—	—	40.4
Receivables, net	37.1	73.3	265.6	(3.9)	372.1
Inventories	70.6	331.8	30.1	—	432.5
Deferred income taxes	6.4	8.1	—	(1.9)	12.6
Prepaid expenses and other current assets	7.5	7.0	2.7	—	17.2

Total Current Assets	403.4	420.2	383.2	(20.0)	1,186.8
Intercompany Notes and Interest	—	87.1	42.8	(129.9)	—
Investment in Subsidiaries	3,374.0	312.0	—	(3,686.0)	—
Deferred Income Taxes	44.3	—	—	(44.3)	—
Property	262.7	1,145.3	207.2	—	1,615.2
Accumulated Depreciation	(181.9)	(481.5)	(55.2)	—	(718.6)
Goodwill	—	1,299.6	118.0	—	1,417.6
Other Intangible Assets	57.2	1,136.0	94.5	—	1,287.7
Accumulated Amortization	(34.6)	(229.2)	(23.8)	—	(287.6)
Other Assets	36.8	.7	.2	—	37.7

Total Assets	$3,961.9	$3,690.2	$766.9	$(3,880.2)	$4,538.8

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$78.8	$182.4	$49.6	$(18.1)	$292.7
Notes payable to banks	40.4	—	1.3	—	41.7
Current portion of long-term debt	85.7	—	—	—	85.7
Deferred income taxes	—	—	1.9	(1.9)	—
Other current liabilities	85.0	74.6	13.7	—	173.3

Total Current Liabilities	289.9	257.0	66.5	(20.0)	593.4
Intercompany Notes and Interest	42.9	—	87.0	(129.9)	—
Long-term Debt	1,894.1	—	—	—	1,894.1
Deferred Income Taxes	—	305.5	17.5	(44.3)	278.7
Other Liabilities	87.5	3.2	34.4	—	125.1

Total Liabilities	2,314.4	565.7	205.4	(194.2)	2,891.3

Shareholders’ Equity
Common stock	.6	—	—	—	.6
Other shareholders’ equity	1,646.9	3,124.5	561.5	(3,686.0)	1,646.9

Total Shareholders’ Equity	1,647.5	3,124.5	561.5	(3,686.0)	1,647.5

Total Liabilities and Shareholders’ Equity	$3,961.9	$3,690.2	$766.9	$(3,880.2)	$4,538.8

	September 30, 2011
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$2.5	$—	$50.8	$(3.3)	$50.0
Marketable securities	8.2	—	—	—	8.2
Receivables, net	55.7	65.9	233.5	(5.5)	349.6
Inventories	65.2	334.9	24.0	—	424.1
Deferred income taxes	14.4	1.1	.2	—	15.7
Prepaid expenses and other current assets	3.4	7.1	1.3	—	11.8
Current assets of discontinued operations	—	—	135.3	—	135.3

Total Current Assets	149.4	409.0	445.1	(8.8)	994.7
Intercompany Notes and Interest	—	88.8	106.8	(195.6)	—
Investment in Subsidiaries	4,873.5	271.4	—	(5,144.9)	—
Deferred Income Taxes	46.5	—	—	(46.5)	—
Property	252.5	1,015.9	155.9	—	1,424.3
Accumulated Depreciation	(177.1)	(426.8)	(37.2)	—	(641.1)
Goodwill	—	1,068.1	92.8	—	1,160.9
Other Intangible Assets	66.3	850.7	70.7	—	987.7
Accumulated Amortization	(40.8)	(163.3)	(15.7)	—	(219.8)
Other Assets	34.5	1.1	.2	—	35.8
Noncurrent Assets of Discontinued Operations	39.7	—	2,535.9	(38.9)	2,536.7

Total Assets	$5,244.5	$3,114.9	$3,354.5	$(5,434.7)	$6,279.2

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$74.7	$180.7	$37.8	$(8.8)	$284.4
Notes payable to banks	—	—	105.0	—	105.0
Current portion of long-term debt	30.7	—	—	—	30.7
Other current liabilities	112.0	67.6	12.5	—	192.1
Current liabilities of discontinued operations	4.1	—	55.6	—	59.7

Total Current Liabilities	221.5	248.3	210.9	(8.8)	671.9
Intercompany Notes and Interest	91.7	15.1	88.8	(195.6)	—
Long-term Debt	2,172.5	—	—	—	2,172.5
Deferred Income Taxes	—	325.4	2.1	(46.5)	281.0
Other Liabilities	97.6	2.4	29.1	—	129.1
Noncurrent Liabilities of Discontinued Operations	96.0	—	402.4	(38.9)	459.5

Total Liabilities	2,679.3	591.2	733.3	(289.8)	3,714.0

Shareholders’ Equity
Common stock	.6	—	—	—	.6
Other shareholders’ equity	2,564.6	2,523.7	2,621.2	(5,144.9)	2,564.6

Total Shareholders’ Equity	2,565.2	2,523.7	2,621.2	(5,144.9)	2,565.2

Total Liabilities and Shareholders’ Equity	$5,244.5	$3,114.9	$3,354.5	$(5,434.7)	$6,279.2

Condensed Consolidating Statements of Cash Flows

	Year Ended September 30, 2012
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net Cash Provided by Operating Activities—Continuing Operations	$156.7	$403.4	$34.0	$(277.5)	$316.6
Net Cash (Used) Provided by Operating Activities—Discontinued Operations	(16.8)	—	51.5	5.3	40.0

Net Cash Provided by Operating Activities	139.9	403.4	85.5	(272.2)	356.6

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	—	(637.8)	(61.3)	—	(699.1)
Additions to property and intangible assets	(37.4)	(108.0)	(14.4)	—	(159.8)
Proceeds from sale of property	3.8	1.2	—	—	5.0
Purchases of securities	(1.2)	—	—	—	(1.2)
Proceeds from sale or maturity of securities	7.4	—	—	—	7.4
Payments for equity contributions	(698.3)	(7.8)	—	706.1	—
Proceeds from equity distributions	94.5	—	—	(94.5)	—
Payments for intercompany lending	—	(57.5)	(65.9)	123.4	—
Receipt of intercompany loan repayments	—	44.5	122.5	(167.0)	—

Net Cash Used by Investing Activities—Continuing Operations	(631.2)	(765.4)	(19.1)	568.0	(847.7)
Net Cash Used by Investing Activities—Discontinued Operations	(33.3)	—	(13.9)	33.3	(13.9)

Net Cash Used by Investing Activities	(664.5)	(765.4)	(33.0)	601.3	(861.6)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	800.0	—	—	—	800.0
Repayments of long-term debt	(794.0)	—	(3.1)	—	(797.1)
Net repayments under credit arrangements	(19.9)	—	(105.0)	—	(124.9)
Purchase of treasury stock	(37.3)	—	—	—	(37.3)
Proceeds and tax benefits from exercise of stock awards	17.3	—	—	—	17.3
Changes in book cash overdrafts	5.2	(8.6)	6.0	—	2.6
Proceeds from equity contributions	—	688.0	18.1	(706.1)	—
Payments for equity distributions	—	(317.4)	(38.4)	355.8	—
Proceeds from intercompany borrowing	65.9	—	57.5	(123.4)	—
Repayments of intercompany loans	(114.6)	—	(52.4)	167.0	—

Net Cash (Used) Provided by Financing Activities—Continuing Operations	(77.4)	362.0	(117.3)	(306.7)	(139.4)
Net Cash Provided by Financing Activities—Discontinued Operations	840.5	—	92.8	(33.3)	900.0

Net Cash Provided (Used) by Financing Activities	763.1	362.0	(24.5)	(340.0)	760.6

Effect of Exchange Rate Changes on Cash	—	—	1.9	—	1.9

Net Increase in Cash and Cash Equivalents	238.5	—	29.9	(10.9)	257.5
Cash and Cash Equivalents, Beginning of Period	2.5	—	50.8	(3.3)	50.0

Cash and Cash Equivalents, End of Period	$241.0	$—	$80.7	$(14.2)	$307.5

	Year Ended September 30, 2011
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from Operating Activities
Net Cash Provided (Used) by Operating Activities—Continuing Operations	$197.1	$356.4	$(23.7)	$(209.4)	$320.4
Net Cash Provided by Operating Activities—Discontinued Operations	10.6	—	170.6	4.1	185.3

Net Cash Provided (Used) by Operating Activities	207.7	356.4	146.9	(205.3)	505.7

Cash Flows from Investing Activities
Additions to property and intangible assets	(19.9)	(102.2)	(4.3)	—	(126.4)
Proceeds from sale of property	—	.5	—	—	.5
Purchases of securities	(21.6)	—	—	—	(21.6)
Proceeds from sale or maturity of securities	23.4	—	—	—	23.4
Payments for equity contributions	(16.3)	—	—	16.3	—
Proceeds from equity distributions	43.0	—	—	(43.0)	—
Payments for intercompany lending	—	—	(130.0)	130.0	—
Receipt of intercompany loan repayments	—	—	113.5	(113.5)	—

Net Cash Provided (Used) by Investing Activities—Continuing Operations	8.6	(101.7)	(20.8)	(10.2)	(124.1)
Net Cash Provided (Used) by Investing Activities—Discontinued Operations	215.1	—	(14.7)	(215.1)	(14.7)

Net Cash Provided (Used) by Investing Activities	223.7	(101.7)	(35.5)	(225.3)	(138.8)

Cash Flows from Financing Activities
Repayments of long-term debt	(49.7)	—	—	—	(49.7)
Net (repayments) borrowings under credit arrangements	(403.5)	—	105.0	—	(298.5)
Purchase of treasury stock	(1.5)	—	—	—	(1.5)
Proceeds and tax benefits from exercise of stock awards	13.5	—	—	—	13.5
Changes in book cash overdrafts	3.1	(14.1)	2.8	—	(8.2)
Proceeds from equity contributions	—	.6	15.7	(16.3)	—
Payments for equity distributions	—	(241.4)	(3.6)	245.0	—
Proceeds from intercompany borrowing	122.1	—	7.9	(130.0)	—
Repayments of intercompany loans	(113.5)	—	—	113.5	—
Other, net	—	(.1)	—	—	(.1)

Net Cash (Used) Provided by Financing Activities—Continuing Operations	(429.5)	(255.0)	127.8	212.2	(344.5)
Net Cash Used by Financing Activities—Discontinued Operations	—	—	(215.1)	215.1	—

Net Cash Used by Financing Activities	(429.5)	(255.0)	(87.3)	427.3	(344.5)

Effect of Exchange Rate Changes on Cash	—	—	(1.7)	—	(1.7)

Net Increase (Decrease) in Cash and Cash Equivalents	1.9	(.3)	22.4	(3.3)	20.7
Cash and Cash Equivalents, Beginning of Period	.6	.3	28.4	—	29.3

Cash and Cash Equivalents, End of Period	$2.5	$—	$50.8	$(3.3)	$50.0

	Year Ended September 30, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Cash from Operating Activities
Net Cash Provided by Operating Activities—Continuing Operations	$26.5	$252.3	$29.3	$(187.4)	$120.7
Net Cash Provided by Operating Activities—Discontinued Operations	138.3	—	169.8	(126.9)	181.2

Net Cash Provided by Operating Activities	164.8	252.3	199.1	(314.3)	301.9

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	—	(1,319.1)	7.1	—	(1,312.0)
Additions to property and intangible assets	(23.2)	(71.9)	(9.6)	—	(104.7)
Proceeds from sale of property	—	.4	.1	—	.5
Purchases of securities	(22.8)	—	—	—	(22.8)
Proceeds from sale or maturity of securities	24.8	—	—	—	24.8
Payments for equity contributions	(1,365.6)	(25.5)	—	1,391.1	—
Proceeds from equity distributions	40.9	—	—	(40.9)	—
Payments for intercompany lending	—	—	(96.3)	96.3	—
Receipt of intercompany loan repayments	—	12.4	58.9	(71.3)	—

Net Cash Used by Investing Activities—Continuing Operations	(1,345.9)	(1,403.7)	(39.8)	1,375.2	(1,414.2)
Net Cash Provided (Used) by Investing Activities—Discontinued Operations	14.0	—	(24.2)	(14.0)	(24.2)

Net Cash Used by Investing Activities	(1,331.9)	(1,403.7)	(64.0)	1,361.2	(1,438.4)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	653.2	—	—	—	653.2
Repayments of long-term debt	(95.3)	—	—	—	(95.3)
Net borrowings under credit arrangements	423.4	—	—	—	423.4
Purchase of treasury stock	(115.5)	—	—	—	(115.5)
Proceeds and tax benefits from exercise of stock awards	9.4	—	—	—	9.4
Changes in book cash overdrafts	(8.4)	13.4	1.5	—	6.5
Proceeds from equity contributions	—	1,352.5	38.7	(1,391.2)	—
Payments for equity distributions	—	(214.2)	(9.7)	223.9	—
Proceeds from intercompany borrowing	96.3	—	—	(96.3)	—
Repayments of intercompany loans	(58.9)	—	(12.4)	71.3	—
Other, net	—	(.2)	—	—	(.2)

Net Cash Provided by Financing Activities—Continuing Operations	904.2	1,151.5	18.1	(1,192.3)	881.5
Net Cash Used by Financing Activities—Discontinued Operations	—	—	(145.4)	145.4	—

Net Cash Provided (Used) by Financing Activities	904.2	1,151.5	(127.3)	(1,046.9)	881.5

Effect of Exchange Rate Changes on Cash	—	—	1.5	—	1.5

Net (Decrease) Increase in Cash and Cash Equivalents	(262.9)	.1	9.3	—	(253.5)
Cash and Cash Equivalents, Beginning of Period	263.5	.2	19.1	—	282.8

Cash and Cash Equivalents, End of Period	$.6	$.3	$28.4	$—	$29.3

NOTE 22 – SUBSEQUENT EVENT

On November 26, 2012, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ConAgra Foods, Inc. (“ConAgra Foods”) and Phoenix Acquisition Sub Inc., a wholly-owned subsidiary of ConAgra Foods (“Merger Sub”), pursuant to which ConAgra Foods has agreed to acquire Ralcorp. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions therein, Merger Sub will be merged with and into Ralcorp (the “Merger”), with Ralcorp surviving as a wholly-owned subsidiary of ConAgra Foods. At the effective time of the Merger, each outstanding share of Ralcorp common stock (other than shares held by Ralcorp, ConAgra or any of their respective subsidiaries or by any holder who has properly exercised appraisal rights under Missouri Law) will be converted into the right to receive $90 per share in cash, without interest.

The parties’ obligations to complete the Merger are conditioned upon (i) the receipt of antitrust approvals in the United States and Canada, (ii) approval of the Merger Agreement by the holders of two-thirds of the outstanding shares of Ralcorp common stock and (iii) certain other customary closing conditions. Consummation of the Merger is not subject to a financing condition.

The Merger Agreement includes customary representations, warranties and covenants of ConAgra Foods and Ralcorp. Among other things, Ralcorp has agreed (i) to cause a shareholder meeting to be held to consider approval of the Merger Agreement, (ii) subject to certain exceptions, that its board of directors will recommend approval of the Merger Agreement by Ralcorp’s shareholders, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) subject to certain exceptions, not to enter into discussions concerning or provide information to third parties in connection with alternative business combination transactions.

ITEM 9A. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

The Company’s management, including the Chief Executive Officer and Chief Financial Officer, performed an evaluation of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of September 30, 2012. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as a result of the material weakness in internal control over financial reporting that is described below in Management’s Report on Internal Control over Financial Reporting, the Company’s disclosure controls and procedures were not effective as of September 30, 2012.

Notwithstanding the material weakness identified in the evaluation, based upon additional analysis, the Company concluded that the consolidated financial statements included on Form 10-K fairly present in all material respects the Company’s financial position, results of operations and cash flows as of and for the year ended September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934, as amended, Rules 13a-15(f) and 15d-15(f). Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

i)	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

ii)	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

iii)	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management, including our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of September 30, 2012. Management excluded from our assessment the internal control over financial reporting at Pastificio Annoni S.p.A., which was acquired on December 28, 2011, Petri Baking Products, Inc., which was acquired on May 22, 2012, and Gelit S.r.l., which was acquired on June 17, 2012 (the “Acquired Businesses”). Combined total assets and net sales for the Acquired Businesses constitute approximately 1 percent of the corresponding consolidated financial statement amounts as of and for the year ended September 30, 2012.

In conducting this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on this assessment, management concluded that, as of September 30, 2012, the Company’s internal control over financial reporting was not effective due to the material weakness described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified is described in the following paragraph.

Our internal control over financial reporting related to the preparation of the Condensed Financial Statements of Guarantors footnote (“Guarantors Footnote”) was improperly designed and was not effective in properly presenting the amounts accurately or completely within the Guarantors Footnote. Specifically, we did not design a process to prepare the Guarantors Footnote in accordance with SEC rules and regulations and accounting principles generally accepted in the United States of America, including consideration of intercompany transactions and whether certain amounts were recorded in the appropriate columns. This control deficiency resulted in multiple errors to the prior periods Condensed Consolidating Balance Sheets, Condensed Consolidating Statements of Operations, and Condensed Consolidating Statements of Cash Flows which required restatements to the 2011, 2010 and 2009 annual consolidated financial statements and the interim condensed consolidated financial statements for the quarterly and fiscal year to date periods ended December 31, 2011 and 2010, June 30, 2011 and March 31, 2011. Additionally, this control deficiency could result in future misstatements to the Guarantors Footnote within the Company’s consolidated financial statements that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that the control deficiency constitutes a material weakness.

The effectiveness of the Company’s internal control over financial reporting as of September 30, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Remediation of Previously Identified Material Weaknesses

Goodwill Assessment

Management previously identified and disclosed a material weakness in our internal control over financial reporting related to goodwill assessments being improperly designed and not effective in capturing the proper amount of deferred income taxes when assessing the carrying values of our reporting units for purposes of evaluating whether there is a goodwill impairment. Specifically, our controls did not prevent or detect the fact that certain deferred income taxes relative to certain corporate allocations and adjustments to reporting units were improperly excluded from our computations when evaluating goodwill impairment. The identification of this control deficiency resulted in restatements of the Company’s 2011 annual consolidated financial statements and its interim condensed consolidated financial statements for the quarterly period ended December 31, 2011.

In response to this material weakness, management implemented additional cross-functional review procedures over the goodwill impairment calculation process related to the overall completeness and accuracy of the calculation especially as it relates to deferred income taxes. Management tested the implemented controls and found them to be effective leading the Company to conclude that this material weakness has been remediated as of September 30, 2012.

Guarantors Footnote

As disclosed above, management previously identified and disclosed a material weakness in our internal control over financial reporting related to the preparation of our Guarantors Footnote. In response to this material weakness and to address the control deficiency, the Company has implemented the following remediation actions:

•	Implementation of additional reconciliation processes and procedures to validate the completeness and accuracy of the legal entity financial information included in the Guarantors Footnote;

•	Implementation of additional review and approval process for non-standard adjustments to legal entity financial information which impact the Guarantors Footnote;

•	Preparation of a quarterly equity rollforward to address that all intercompany transactions and equity components are identified and properly recorded in the statement of cash flows;

•	Implementation of quarterly analytical reviews in which fluctuations are assessed; and

•	Completion and review of a disclosure checklist each quarter specific to the preparation of the Guarantors Footnote which identifies key disclosure requirements of U.S. GAAP.

Management anticipates the actions described above and the resulting improvements in controls will strengthen the Company’s internal control over financial reporting and will, over time, address the related material weakness identified. However, because the remedial actions require the implementation of controls that rely upon manual reviews and approvals, the successful operation of these controls, for at least several quarters, may be required prior to management being able to conclude that the material weakness has been remediated.

Changes in Internal Control over Financial Reporting

As described above under Remediation of Previously Identified Material Weaknesses, there were changes in our internal control over financial reporting (as defined in the Securities Exchange Act of 1934, as amended, Rules 13a-15(f) and 15d-15(f) that occurred during the fourth quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.